Exhibit 10.23

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

EXECUTION VERSION CONFIDENTIAL

ASSET PURCHASE AGREEMENT

among

ABERDEEN STANDARD INVESTMENTS INC.

STANDARD LIFE PORTFOLIO INVESTMENTS US INC.

ABERDEEN CAPITAL MANAGEMENT LLC

and

BONACCORD CAPITAL ADVISORS LLC

and, with respect to Section 15.16,

P10 HOLDINGS, INC.

Dated as of August 18, 2021

(i)

5.22	No Brokers	32
5.23	Regulatory Reports; Filings	32
5.24	Information	33
5.25	Transactions with Directors, Officers, Partners and Affiliates	33
5.26	Employee Benefits	33
5.27	Labor Matters	34
5.28	ERISA	34

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER		34
6.1	Corporate Organization	34
6.2	Qualification to Do Business	34
6.3	Authorization and Validity of Agreement	35
6.4	No Conflict or Violation	35
6.5	Consents and Approvals	35
6.6	No Brokers	35
6.7	Availability of Funds	35
6.8	Registration of the Buyer under the Advisers Act	35
6.9	Disqualification	35
6.10	Information	35
6.11	Litigation	36

SECTION 7. COVENANTS OF THE SELLERS		36
7.1	Conduct of Business Before the Closing Date	36
7.2	Consents and Approvals	38
7.3	Required Fund Approval	38
7.4	Efforts to Consummate	39
7.5	Restrictive Covenants	39
7.6	Registered Transferred IP and Trademarks	40
7.7	Post-Closing Services	41
7.8	Aberdeen RCAs	41

SECTION 8. COVENANTS OF THE BUYER		41
8.1	Actions Before the Closing Date	41
8.2	Consents and Approvals	41
8.3	Efforts to Consummate; Relying Adviser	41
8.4	Restrictive Covenants	42
8.5	Track Record	43
8.6	Fund I Carried Interest	43
8.7	Employee Matters	43
8.8	Seller Trademarks	43
8.9	[***]	44

SECTION 9. TAXES.		44
9.1	Taxes Borne by the Sellers	44
9.2	Pro-Rated Taxes	44
9.3	Tax Treatment Relating to Sale of Purchased Property	45

(ii)

SECTION 10. INDEMNIFICATION		45
10.1	Survival	45
10.2	Indemnification by the Sellers	46
10.3	Indemnification by the Buyer	47
10.4	Procedures for Indemnification	47
10.5	Purchase Price Adjustment	49
10.6	Fund Liabilities	49

SECTION 11. EMPLOYEES		50
11.1	Defined Contribution Plan	50

SECTION 12. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS		50
12.1	Representations and Warranties of the Buyer	50
12.2	Performance of the Obligations of the Buyer	50
12.3	Closing Certificate	50
12.4	Consents and Approvals	50
12.5	No Violation of Orders	50
12.6	Occurrence of Management Change and Fund Amendments	51
12.7	[***]	51
12.8	[***]	51

SECTION 13. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER		51
13.1	Representations and Warranties of the Sellers	51
13.2	Performance of the Obligations of the Sellers	52
13.3	Closing Certificate	52
13.4	Consents and Approvals	52
13.5	No Violation of Orders	52
13.6	Occurrence of Management Change, GP Change, Fund Amendments and Aberdeen RCA Waiver	52
13.7	No Material Adverse Effect	52
13.8	Transferred IP	53
13.9	[***]	53
13.10	[***]	53
13.11	No Key Person Event	53

SECTION 14. TERMINATION		53
14.1	Termination	53
14.2	Effect of Termination	54

SECTION 15. MISCELLANEOUS		54
15.1	Successors and Assigns	54
15.2	Governing Law; Jurisdiction	55
15.3	Expenses	55
15.4	Severability	55
15.5	Notices	55
15.6	Amendments; Waivers	56
15.7	Public Announcements and Confidentiality	57

(iii)

15.8	Entire Agreement	58
15.9	Parties in Interest	58
15.10	Equitable Remedies	58
15.11	Scheduled Disclosures	58
15.12	Section and Paragraph Headings	59
15.13	Counterparts	59
15.14	Disclaimer of Other Representations and Warranties	59
15.15	Non-Recourse	60
15.16	Buyer Parent Matters	60

(iv)

INDEX TO SCHEDULES

1.1(a)	Aberdeen RCAs
1.1(b)	Transferred IP
2.1(d)	Assumed Contracts
3.1(b)(i)(D)	Other Direct Costs
3.1(b)(i)(E)	Prepaid Expenses
5.4	Consents and Approvals
5.6(a)(i)	GP Party
5.6(a)(ii)	GP Party Interests
5.6(a)(iii)	Fund Interests
5.6(a)(iv)	Management Fees or Carried Interest
5.6(b)	Convertible or Exchangeable Securities
5.7	Absence of Certain Changes or Events
5.9	Tax Matters
5.10	Absence of Undisclosed Liabilities
5.12(a)	Registered Transferred IP and unregistered Trademarks
5.13	Licenses and Permits
5.14(b)	Investigations and Proceedings
5.15	Litigation
5.16	Contracts
5.18	Fund Investment Contract
5.19	Code of Ethics; Compliance Procedures
5.20	Form ADV
5.21(e)	Tax Returns
5.21(m)	Suspension or Termination of Investment Operations
5.22	No Brokers
5.23(a)	Regulatory Proceedings
5.23(b)	Regulatory Licensing
5.25	Transactions with Directors, Officers, Partners, and Affiliates
5.26(a)	Key Employee Plans
7.1	Conduct of Business
8.7	Offered Employees
12.4	Sellers’ Consents and Approvals
13.4	Buyer’s Consents and Approvals

INDEX TO EXHIBITS

Exhibit A	Fund Amendments
Exhibit B	Fund Consents
Exhibit C	Post-Closing Services
Exhibit D	Restricted Titles

(v)

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 18, 2021 by and among Aberdeen Standard Investments Inc., a Delaware corporation (“ASI”), Standard Life Portfolio Investments US Inc., a Delaware corporation (“SLPI”), Aberdeen Capital Management LLC, a Connecticut limited liability company (“ACM” and, collectively with ASI and SLPI, the “Sellers” and each, a “Seller”), Bonaccord Capital Partners LLC, a Delaware limited liability company (the “Buyer”), and, with respect to Section 15.16, P10 Holdings, Inc., a Delaware corporation (the “Buyer Parent”).

W I T N E S S E T H:

WHEREAS, (i) ACM provides Investment Management Services (as defined herein) with respect to Bonaccord Capital Partners I, L.P. and Bonaccord Capital Partners I-A, L.P. (collectively, the “Fund” or “Fund I”), and (ii) through the activities described in the foregoing clause (i), ACM manages the Fund in respect of the Fund Business (as defined below) (collectively, clauses (i) and (ii) above, the “Business”);

WHEREAS, the Fund is in engaged in the business of acquiring minority equity interests in alternative asset management companies focused on private market strategies which may include private equity, private client, real estate and real assets strategies (the “Fund Business”);

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, certain assets of the Sellers relating to the Business, on the terms subject to the conditions set forth in this Agreement;

WHEREAS, Buyer is an indirect Subsidiary (as defined below) of Buyer Parent;

WHEREAS, Bonaccord Capital Company, LP, a Delaware limited partnership (the “GP Party”), owns a general partner interest in the Fund and in connection therewith serves as the general partner to the Fund; and

WHEREAS, concurrent with the execution hereof, each of the Key Employees, on the one hand, and the Buyer (or its designated Affiliate), on the other hand, has executed and delivered an employment agreement (the “Key Employee Agreements”).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“AAL Agreement” shall mean the Placement Agreement, dated February 8, 2017, by and between Aberdeen Asset Management Inc. and Arngrimsson Advisors Limited, as amended.

“Aberdeen RCAs” shall mean the agreements set forth on Schedule 1.1(a).

“Acquired Competing Product” shall mean any pooled investment vehicle or “separate account client” managed or advised by the P10 Entities primarily based on the Investment Strategy pursuant to an investment management agreement or investment advisory agreement directly or indirectly acquired by, or entered into with, any P10 Entity on or after the Closing and which is not included in clause (i) or (ii) of the definition of “Qualifying Earn-Out Product”;

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder from time to time in effect;

“Affiliate” shall mean, with respect to a Person, any Person, directly or indirectly, controlling, controlled by or under common control with the Person specified, where for purposes of the foregoing, “control” shall mean the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, notwithstanding the foregoing, except as explicitly set forth herein, the Fund shall not be deemed to be an Affiliate of any of the Sellers; provided further that, notwithstanding the foregoing, unless expressly set forth herein, none of the Other Advisers shall be deemed to be an Affiliate of the Buyer.

“Affiliate Contract” shall mean any Contract, other than the Investment Contract, between or among (i) any of the Sellers or any Affiliate of any of the Sellers, on the one hand, and (ii) the Fund, on the other hand, other than this Agreement, the organizational documents or any limited partnership agreement or limited liability company agreement (or equivalent) of the Fund or ASI Entity;

“Applicable Law” shall mean all provisions that apply to a Person or its property of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, approvals or orders of a Governmental Entity (including the SEC) having jurisdiction over such Person, (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with a Governmental Entity having jurisdiction over such Person, and (iii) Applicable Securities Laws;

“Applicable Securities Laws” shall mean the Advisers Act, the Exchange Act, the Securities Act, ERISA, applicable state blue sky laws and securities regulations and other Applicable Laws relating to securities, commodities, broker-dealers, investment companies, investment advisers or employee benefits;

“ASI Entity” shall mean, collectively, but without duplication ASI, ACM, SLPI and the GP Party;

“Business Day” shall mean a day, other than a Saturday, Sunday or other day on which banks in the State of New York, city of London or Scotland are required or authorized to close;

“Business Employees” shall mean all of the persons now or previously employed by the Sellers or any of their respective Subsidiaries with respect to the Business;

“Business Sale” shall mean (i) the sale, transfer or assignment by the Buyer or its affiliates of a material portion of the assets, rights or ownership interests of the Business as operated by the Buyer, (ii) the termination, liquidation or winding up of such Business by the Buyer or its Affiliates or (iii) any transaction or series of related transactions (whether by sale or exchange of interests or assets, merger or consolidation) the result of which is that Buyer Parent, directly or indirectly, ceases to control the Buyer, the GP Parties, or Funds representing a majority of the fee-paying assets of the Business (or any of their successors), or Buyer Parent, directly or indirectly, ceases to beneficially own less than a majority of the interests in and economic rights of the Buyer;

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020;

“Carried Interest” shall mean any performance fee, performance allocation, carried interest, promote, special profits interest or other performance-based compensation (or priority allocation);

“Catch-Up Fees” shall mean the aggregate amount of management fees which became or become payable pursuant to Section 8.6 of the Fund Agreements as a result of an investor’s entering into a capital commitment with the Fund after the Fund’s initial closing;

[***]

[***]

“Closing Payment” shall mean $40,030,000.00;

“COBRA” shall mean the provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), including any subsequent amendments to such provisions, and any similar state law requiring continuation welfare coverage;

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations of the Internal Revenue Service promulgated thereunder from time to time in effect;

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive or guideline by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act;

“COVID-19 Reasonable Response” shall mean any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by any Seller or Fund that such Seller or the Fund determines in good faith and in its reasonable discretion is necessary or appropriate in connection with ensuring compliance with COVID-19 Measures applicable to the Fund Business;

“Domain Names” shall mean Internet Web site addresses, domain names, and applications and registrations pertaining thereto;

“Earn-Out Period” shall mean the 72-month period beginning on the Start Date;

“Eaton Agreement” shall mean that certain Bonaccord Placement Agreement, dated December 12, 2017, by and among Eaton Partners, LLC, ACM and the Fund, as amended.

“Employment-Related Obligations or Liabilities” shall mean any obligation or liability, whether currently, prospectively or on a contingent basis, arising from the current or former employment of Business Employees, including, without limitation: (i) any obligations or liabilities with respect to compensation or benefits owing to such Business Employees, (ii) any obligations or liabilities under employment laws, (iii) any obligations or duties owed to any individual or such individual’s dependents or survivors as a result of the individual’s present or former status as a Business Employee, (iv) any obligations, liabilities or costs associated with claims relating to or in any way arising from the employment of any Business Employee, the terms, conditions or events pertaining to such employment or the constructive or actual termination of such employment, and (v) any Plans and any liabilities, payments, obligations, costs, expenses, or disbursements of any Seller or any of its Affiliates that arises under or relates to any Plan or any other employee benefit plan or arrangement, including liability with respect to, or arising under, (a) any such plan that is subject to Title IV of ERISA, Sections 302, 303, 304 or 305 of ERISA, or Sections 412, 430, 431, 432 or 4971 of the Code, (b) COBRA or any retiree medical benefits, or (c) any other Applicable Law that imposes liability on a “controlled group” basis (with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA), including by reason of any of the Seller’s or any of their respective Affiliates’ affiliation with any of its ERISA Affiliates, or by reason of the Buyer being a successor to any ERISA Affiliate of any of the Sellers or any of their respective Affiliates. For the avoidance of doubt, Employment-Related Obligations or Liabilities shall not include (y) any obligation or liability arising from the employment of Business Employees by the Buyer or its Affiliates following the Closing and (z) Buyer’s obligation to pay the Employee Costs (defined below) pursuant to Section 3.2(a);

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations of the U.S. Department of Labor and Internal Revenue Service promulgated thereunder from time to time in effect;

“ERISA Affiliate” shall mean an entity that would be deemed a “single employer” with any Seller or any of their respective Affiliates within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA;

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect;

“Excluded Assets” shall mean the following:

(i) all cash and cash equivalents of any of the Sellers;

(ii) all accounts and notes receivable of any of the Sellers;

(iii) except for those contracts and agreements set forth on Schedule 2.1(d), all contracts and agreements to which any Seller is a party and all rights of any Seller thereunder (including any contract or agreement pursuant to which a Seller provides Investment Management Services);

(iv) all rights of the Sellers under this Agreement;

(v) all qualifications of the Sellers to do business as a foreign company and arrangements with registered agents relating to foreign qualifications;

(vi) all taxpayer and other identification numbers of any of the Sellers;

(vii) all minute books, charter documents, tax and financial records and such other books and records as pertain to the organization, existence or capitalization of any the Sellers;

(viii) all equipment, furniture, fixtures and improvements and supplies owned or leased by any of the Sellers;

(ix) all assets of or with respect to any Plan, including all right, title and interest of any Seller in any associated funding media, insurance contract, credits, reserves and service agreements, and all Files and Records with respect to any Plan;

(x) all Intellectual Property of any of the Sellers (other than the Track Record and the Transferred IP);

(xi) limited partnership interests in Fund I, if any, held by the Sellers, or their respective Affiliates;

(xii) all Tax refunds (x) of the Sellers for all periods and (y) relating to or arising from the Purchased Property or the Business with respect to any Pre-Closing Period;

(xiii) all Excluded Files and Records;

(xiv) the right to receive the “Purchase Price” (as defined in the [***]) payable to the ASI Parties (as defined in the [***]) pursuant to Section 3.1 of [***]; and

(xv) any direct or indirect interest in Excluded Carried Interest and all other rights associated with the foregoing;

“Excluded Carried Interest” shall mean all rights to six percent (6%) of the Carried Interest in the Fund, which rights are to be retained by SLPI;

“Excluded Clawback Obligations” shall mean, collectively, all liabilities arising under Section 10.4(c) (General Partner Give Back) of each of the Amended and Restated Agreements of Limited Partnership of Bonaccord Capital Partners I, L.P. and Bonaccord Capital Partners I-A, L.P. to the extent attributable to the Excluded Carried Interest;

“Excluded Files and Records” shall mean (i) any archived e-mails or other electronic communications, solely to the extent that such archived e-mails and other electronic communications are not material and not available to be retrieved without unreasonable effort (for the avoidance of doubt any communication required by Applicable Law to be retained by the Fund or necessary for the Track Record shall be considered material), (ii) any personnel files relating to employees of any Seller or any of its Affiliates, other than the Key Employees, and any Files and Records subject to attorney-client privilege or attorney work product protection of any Seller or its Affiliates, (iii) any archived administrative or operational files or data not related to the Business or the Fund Business, (iv) any Files and Records, to the extent having to do with any Seller’s or any of its Affiliates’ (other than the Fund’s or GP Party’s) capitalization or the Excluded Assets or Excluded Liabilities, (v) subject to the last sentence of the definition of “Files and Records,” any historical Files and Records not related to the Business, (vi) any Seller’s or any of its Affiliates’ (other than the Fund’s or GP Party’s) record books containing minutes of meetings of its directors or shareholders or other corporate governance matters, (vii) any Files and Records, the transfer of which is prohibited by Applicable Law and (viii) Tax Returns or any other Files and Records related to Taxes, either of the Sellers or their respective Affiliates other than any Fund or GP Party or of any consolidated, combined, or unitary group that includes the Sellers or their respective Affiliates other than any Fund of GP Party, but excluding any information specifically relating to non-income Taxes imposed on Sellers or their respective Affiliates in connection with the Business;

“Files and Records” shall mean copies of all accounts, books, files, emails, working papers and other records or documents of any kind and in whatsoever form, including, without limitation, client and supplier files and lists, sales, promotional and offering materials, client correspondence files, correspondence with any Governmental Entity and regulators, legal files and papers (including memoranda, opinions, correspondence, agreements, including Contracts and the Investment Contract), any personnel files relating to the Key Employees, transaction documents, any records relating to any Tax imposed on the Fund or GP Party with respect to any Pre-Closing Period, and any records related to the Fund’s or GP Party’s income or the tax basis of its respective investments, in each case to the extent used in or relating to the Business or the Fund Business. For the avoidance of doubt, Files and Records shall include any financial or accounting Files and Records that contain information that relates to the Business, the GP Party or the Fund Business and that cannot be extracted or separated from the information that does not relate to the Business or the Fund Business, as applicable, without unreasonable effort; provided that information that does not relate to the Business or the Fund Business, as applicable, shall continue to be subject to the confidentiality provisions of this Agreement;

“FINRA” shall mean The Financial Industry Regulatory Authority, Inc.;

“Fund Agreements” mean each of the Amended and Restated Agreement of Limited Partnership of the Bonaccord Capital Partners I, L.P. and Bonaccord Capital Partners I-A, L.P.

“Fund Investor” shall mean a limited partner or member (as applicable) of the Fund;

“Fund I Carried Interest” shall mean all rights to Carried Interest in the Fund held by the Sellers, other than the Excluded Carried Interest;

“GAAP” shall mean U.S. generally accepted accounting principles applied consistently with the past practices of the Sellers and the Fund, as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date or period of the statement to which such term refers;

“Governmental Entity” shall mean any federal, state or local governmental, regulatory or other public body, agency, division, subdivision, audit group, procuring office or authority (including SROs), domestic or foreign;

“GP Change” shall mean the transfer of general partner, manager or equivalent interests in the GP Party from the Sellers to the Buyer or its designated Affiliate and the resignation or replacement of any Aberdeen Representatives serving as an officer or on any governing body of the Fund or any of its direct or indirect Subsidiaries ;

“Independent Accounting Firm” shall mean Deloitte & Touche LLP or another nationally-recognized firm of independent certified public accountants mutually acceptable to the Buyer and ACM;

“Intellectual Property” shall mean all rights in, to and under all of the following as of the Closing Date: (i) Trademarks; (ii) patentable inventions, discoveries, improvements, ideas, know-how (including with respect to investment processes), formula methodology, processes, performance composites, proprietary models, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data), and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisionals, continuations-in-part, renewals, re-examinations or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyright rights in writings (including marketing materials), software, client lists, mask works or other works, applications or registrations in any jurisdiction pertaining to the foregoing, and all moral rights related thereto; (v) database rights; (vi) Domain Names, and all other intellectual property rights used in connection with or contained in Web sites; (vii) tangible embodiments of any of the foregoing (in any medium including electronic media); (viii) rights under all agreements governing the foregoing; (ix) books and records pertaining to the foregoing; and (x) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing;

“Investment Contract” shall mean any contract, agreement (including any sub- advisory agreements), instrument or understanding relating to the rendering of Investment Management Services to the Fund by a Seller or its Affiliates;

“Investment Management Services” shall mean investment management or investment advisory services, including any other services related to the provision of investment management or investment advisory services, including, without limitation, any similar services deemed to be “investment advice” pursuant to the Advisers Act;

“Investment Strategy” shall mean the investment strategy employed by the Fund as described more fully in the Offering Documents, which for the avoidance of doubt shall mean acquiring minority equity interests in alternative asset management companies focused on private market strategies which may include private equity, private client, real estate and real assets strategies;

“Key Employee Plan” shall mean any Plan in which a Key Employee participates;

“Key Employees” shall mean [***], and each, individually, a “Key Employee”;

“Knowledge of the Sellers,” “Sellers’ Knowledge” and similar expressions shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of [***], after reasonable investigation;

“Lender Consent” shall mean written consent to the transactions contemplated hereby, including the Management Change, the GP Change, the Fund Amendments, and the written waiver of any and all events of default or breach of covenants, representations or warranties contained in the Loan and Security Agreement that may result from the transactions contemplated hereby, by Silicon Valley Bank and any other required party under the Loan and Security Agreement, in all cases in a form acceptable to such parties and as required by the Loan and Security Agreement;

“Letter Agreement” shall mean that certain non-disclosure agreement, dated May 25, 2021, by and between Standard Life Employee Services Limited and Buyer Parent;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), limitation or restriction;

“Loan and Security Agreement” shall mean, collectively (i) that certain Loan and Security Agreement dated as of December 9, 2020, by and among the borrowers listed on Schedule I thereto, Bonaccord Capital Company, L.P. and Silicon Valley Bank, (ii) any other “Loan Document” (as defined in the agreement referred to in clause (i) above);

“Losses” shall mean any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees), tax deficiency, interest, penalty, imposition, assessment or fine, but excluding any consequential or punitive damages (other than any such damages recovered or sought by third parties from an Indemnitee);

“Management Change” shall mean the assignment of the Fund’s management services, investment advisory or investment management agreements from ACM to the Buyer or one of its Affiliates;

“Material Adverse Effect” shall mean any event, change or effect that, individually or in the aggregate, (i) is or would reasonably be expected to materially impair the ability of the Sellers to consummate the transactions contemplated hereby or (ii) is or would be reasonably likely to be materially adverse to the business, financial condition, results of operations or assets of the Business as a whole, in each case, other than any event, change or effect: (a) resulting from the public announcement of this Agreement or the transactions contemplated hereby, which for the avoidance of doubt includes adverse changes, events or effects with respect to relationships with clients, employees or investors; (b) relating to the investment advisory or asset management industries in general; (c) resulting from general economic or market conditions; (d) relating to any national or international political or social event or condition, including acts of war or terrorism; (e) relating to any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions; (f) relating to the financial, banking or securities markets; (g) arising from or relating to any change in accounting rules or principles or Applicable Law or the interpretation thereof first announced or proposed after the date of this Agreement; or (h) that is or results from a failure to meet earning or other projections (but not including any underlying facts giving rise or contributing to such event, change or effect (unless otherwise excepted pursuant to clauses (a), (b), (c), (d), (e), (f) or (g) above)), except, in the cases of clause (b), (c), (d), (e), (f) or (g) above, to the extent that any event, change, effect, state of facts, development or other matter described therein disproportionately impacts or affects the Business as a whole, as compared to other businesses or companies of similar size operating in the investment advisory or asset management industries in general;

“Maximum Earn-Out Amount” shall mean $20,000,000.00.

“Offering Documents” shall mean each prospectus (which term, as used in this Agreement, shall include any related statement of additional information), as amended or supplemented, relating to the Fund, and all supplemental advertising and marketing materials relating to the Fund;

“Other Advisers” means Five Points Capital, Inc., TrueBridge Capital Partners LLC and Enhanced Capital Partners, LLC and any other independently operating investment advisers acquired (directly or indirectly) by any direct or indirect parent company of the Buyer in the future;

“P10 Entities” means the Buyer and its Affiliates, which, for the purposes of this definition, shall include but not be limited to, RCP Advisors 2, LLC, RCP Advisors 3, LLC and the Other Advisers;

“Permitted Liens” shall mean Liens for Taxes or assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements;

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity;

“Plans” shall mean, collectively, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA or whether written or unwritten or formal or informal), and all other material pension, savings, retirement, health, insurance, severance, employment, consulting, change of control, retention, incentive, bonus, commission, profit sharing, equity or equity-based, deferred compensation, and other employee benefit or fringe benefit plans, programs, agreements, policies, or other arrangements maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken), by any Seller or its Affiliates with respect to Business Employees (or their respective beneficiaries or dependents) or under which any Seller or its Affiliates have any material liability, contingent or otherwise;

“Pre-Closing Fund I Placement Fees” shall mean any fees (including, but not limited to, retainers or as a success or incentive fee upon any investor’s investment in Fund I) payable to a placement agent in respect of Fund I prior to the Closing Date, including any such fees that become payable (i) in connection with a closing of Fund I under the Eaton Agreement and (ii) as of the final closing of Fund I under the AAL Agreement (but excluding, for the avoidance of doubt, (a) any “tail”, “reinvestment” or similar fee payable as a result of any investor in Fund I reinvesting in a subsequent fund and (b) any payments under the AAL Agreement with respect to Fund I beginning on the fourth anniversary of the “First Payment Date” (as defined in the AAL Agreement));

“Pre-Closing Period” shall mean any period (or portion thereof) ending on or before the Closing Date;

“Qualifying Earn-Out Product” shall mean (i) the Fund and any successor investment vehicles (i.e., an investment vehicle utilizing the Investment Strategy, but for the avoidance of doubt shall not include any “fund of funds” investment vehicle that invests in private equity funds and is not primarily focused on or utilizing the Investment Strategy) to the Fund (ii) without duplication of clause (i), any pooled investment vehicle or “separate account client” regarding which any Key Employee (or their replacement) is materially participating in the advice or management thereof primarily based on the Investment Strategy pursuant to an investment management agreement or investment advisory agreement entered into with any P10 Entity on or after the Closing and (iii) any Acquired Competing Products;

“Registered Transferred IP” shall mean all Transferred IP that is the subject of a live registration or application of record with the United States Patent and Trademark Office, the United States Copyright Office, or any other Governmental Entity;

“Reporting Period” shall mean each calendar quarter during the Earn-Out Period;

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, attorneys, consultants, advisors, financing sources, accountants, representatives, agents and Affiliates;

“Required Fund Approval” shall mean (i) the consent of the requisite percentage in interest of the Fund Investors (based on the respective capital commitment amounts of the Fund Investors) of the Fund (excluding interests held by any ASI Entity or its Affiliates and any other Fund Investor that is not permitted to vote on such matter under the terms of the applicable limited partnership agreement or other organizational documents of the Fund (each such agreement, including all amendments, supplements, schedules, assignments and side letters thereto, a “Fund Agreement”)), which consent shall be at least a majority in interest of the Fund Investors, necessary in order for the Fund to consummate (a) the Management Change, which shall be deemed as “consent” of the Fund for purposes of section 205(a)(2) of the Advisers Act, and (b) to effect the GP Change; and (ii) the amendment of the Fund Agreements of the Fund, in substantially the forms attached hereto as Exhibit A (the “Fund Amendments”) to, among other things, amend the name of the Fund and the GP Party, as applicable, to remove all references to “Aberdeen”; “Aberdeen Standard”; “Aberdeen Standard Investments”, “Aberdeen Capital Management” and all acronyms related to the foregoing;

“Restricted Party” shall mean each of the Sellers;

“SEC” shall mean the Securities and Exchange Commission;

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect;

“SRO” shall mean a self-regulatory organization;

“Start Date” shall mean the first day of the month immediately following the month in which the Closing occurs;

“Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof;

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes);

“Taxes” shall mean all federal, state, local and foreign taxes, including, without limitation, income, gross income, gross receipts, unincorporated business, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, stamp, withholding, social security, employment, unemployment, disability, worker’s compensation, payroll, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Governmental Entity (“Taxing Authority”) whether disputed or not; and “Tax” shall mean any one of them;

“Termination Liability” shall mean all liabilities, costs, claims, damages and expenses relating to the termination of a Business Employee’s employment from a Seller for any or no reason, including, without limitation, all liabilities, costs, claims, damages and expenses relating to severance, outplacement, vacation pay, salary, commissions and benefits for periods prior to the Closing Date, claims of wrongful termination, age, race or sex discrimination or the like, liability under the Worker Adjustment and Retraining Notification Act (WARN), COBRA and state benefits continuation laws, and any Taxes or penalties payable with respect to any of the foregoing payments or liabilities. For the avoidance of doubt, the Buyer is not assuming any retention agreement or any commission, incentive or other employee-related Plan, program, agreement or arrangement or any liability thereunder;

“Trademarks” shall mean all rights in, to and under all trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing, and all goodwill associated therewith; and

“Transferred IP” shall mean (i) all Trademarks for the Fund identified on Schedule 1.1(b), including the Trademarks “Bonaccord Capital Partners”; and (ii) all Intellectual Property that is owned by any Seller and primarily used in or necessary for the conduct of the Business as of the Closing Date, including all Intellectual Property embodied in the Files and Records, the Track Record, or the Track Record Documentation; provided, however, for the avoidance of doubt, the Transferred IP shall not include (w) any Trademarks other than those listed on Schedule 1.1(b), (x) any software (or rights therein), (y) any other Intellectual Property owned by any Seller or any of its Affiliates that is not used in or necessary for the conduct of the Business as of the Closing Date, or (z) any tangible embodiments of, agreements, or books or records pertaining to the items described in clauses (w) through (y).

1.2 Defined Terms Index. The following table lists terms defined throughout this Agreement and the applicable Section cross references:

TERM	SECTION

“ACM”	Preamble
“Action”	5.15
“Advance Management Fees”	3.1(b)
“Agreement”	Preamble
“Allocation”	9.3(b)
“ASI”	Preamble
“Assumed Contracts”	2.1(d)
“Assumed Liabilities”	2.3
“Benefit Plan Client”	5.28
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnitees”	10.2
“Buyer Parent”	Preamble
“Cap”	10.2
“Catch-Up Fee Report”	3.2(c)
[***]	12.8
“Closing”	4
“Closing Date”	4
“Consent”	5.4
“Contract”	5.16(c)
“Contracting Parties”	15.15
“Deductible”	10.2

“Defined Contribution Plan”	11.1
“Dispute Notice”	3.2(c)
“Earn-Out Payment”	3.3(a)
“Earn-Out Dispute Notice”	3.3(b)
“Earn-Out Report”	3.3(b)
“Employee Costs”	3.1(b)
“Excluded Liabilities”	2.4
“Fund”	Recitals
“Fund Agreement”	1.1 (within definition of Required Fund Approval)
“Fund Amendments”	1.1 (within definition of Required Fund Approval)
“Fund Financial Statement”	5.21(a)
“Fundamental Representations”	10.1
“GP Interest”	Recitals
“GP Party”	Recitals
“GP Party Interests”	5.6(a)
“Indemnitee”	10.4(a)
“Indemnitor”	10.4(a)
“Investment Laws and Regulations”	5.14(b)
“Key Employee Agreements”	Recitals
“Licenses and Permits”	5.13
“Management Fees”	3.1(b)
“Modified Transaction Election”	3.4(a)
“Nonparty Affiliates”	15.15
“Other Direct Costs”	3.1(b)
“Pre-Closing Funded GP Commitments”	3.1(b)
“Prepaid Expenses”	3.1(b)
“Purchase Price”	3.1(a)
“Purchased Property”	2.1
“Regulatory Agencies”	5.23(a)
“Resolution Period”	3.2(c)
“Restricted Period”	7.5(a)(i)
“Seller”	Preamble
“Seller Indemnifying Party”	10.2
“Seller Indemnitees”	10.3
“Similar Law”	5.28
“SLPI”	Preamble
“Taxing Authority”	1.1 (within definition of Taxes)
“Track Record”	2.1(b)
“Track Record Documentation”	2.1(b)
“True-Up Period”	3.3(b)
“Years 2-3 Earn-Out Acceleration Amount”	3.3(d)

SECTION 2. PURCHASE AND SALE OF THE PURCHASED PROPERTY.

2.1 Transfer of Assets. Upon the terms and subject to the conditions herein set forth, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from the Sellers, on the Closing Date, all right, title and interest of the Sellers, direct or indirect, in and to the following assets of the Sellers used or held for use in the Business or the Fund Business (the “Purchased Property”), wherever located and whether now existing or hereafter acquired prior to the Closing Date, free and clear of any Liens, other than Permitted Liens:

(a) the Files and Records; provided that Sellers and their Affiliates shall have the right to retain a copy of such portions of such Files and Records to the extent (i) necessary to comply with Applicable Law or Tax or accounting requirements, (ii) necessary to perform and discharge Excluded Liabilities, (iii) necessary for litigation, regulatory or financial reporting purposes or (iv) relating to the businesses or activities of any of the Sellers or any of their respective Affiliates, other than the Business or the Fund Business, and the information relating to the Business or the Fund Business in such retained Files and Records shall continue to be subject to the confidentiality provisions of this Agreement;

(b) the right to include in the Buyer’s and in the Fund’s performance information the investment performance of the Fund since the inception of the Fund (the “Track Record”), and copies of all debit, credit and other information for the accounts of the Fund and copies of all other books and records of the Sellers to the extent necessary to permit the Buyer to calculate and include the Track Record in the Buyer’s and the Fund’s performance information (the “Track Record Documentation”);

(c) the Transferred IP;

(d) the contracts and agreements set forth on Schedule 2.1(d) (the “Assumed Contracts”);

(e) all limited partnership interests held by SLPI (except for the Excluded Carried Interest) and ASI, as applicable, in the GP Party, including for the avoidance of doubt the Fund I Carried Interest;

(f) all general partnership interests held by ASI in the GP Party;

(g) all goodwill of the Business as a going concern and other intangible assets, if any, together with the right to represent to third parties that the Buyer is the successor to the Business; and

(h) all personal computers and laptops, together with the related peripheral equipment, owned by any Seller or any Affiliate thereof and used by the Business Employees, which, for the avoidance of doubt, shall not include any Excluded Files and Records contained therein;

provided, however, that the Purchased Property shall not include the Excluded Assets.

2.2 Sale at Closing Date. The sale, conveyance, transfer, assignment and delivery by the Sellers of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by a Bill of Sale and Assignment Agreement in a form reasonably acceptable to the Sellers.

2.3 Assumption of Liabilities. Simultaneously with the sale, conveyance, transfer, assignment and delivery to the Buyer of the Purchased Property, the Buyer shall assume, and hereby agrees to pay, perform and discharge, (i) all liabilities and obligations solely to the extent arising out of or resulting from the operation of the Purchased Property and the Business following the Closing (other than the liabilities described in clauses (a) through (h) of Section 2.4) or solely to the extent based on Buyer’s actions or omissions after the Closing or from events or circumstances arising after the Closing, but excluding any liability thereunder to the extent arising out of or resulting from any event occurring or state of facts existing on or prior to the Closing, (ii) all liabilities and obligations arising under or with respect to the Assumed Contracts solely to the extent such liabilities or obligations arise from Buyer’s actions or omissions after the Closing or from events or circumstances arising after the Closing, but excluding any liability thereunder solely to the extent arising out or resulting from a breach on or prior to the Closing, or any event occurring or state of facts existing on or prior to the Closing that, with notice or lapse of time or both, would constitute a breach, in each case by the Sellers or their Affiliates of any term or condition of any such Assumed Contract, and (iii) all liabilities and obligations of ASI and SLPI to make capital contributions to the GP Party under the organizational documents of the GP Party (collectively, the “Assumed Liabilities”).

2.4 Excluded Liabilities. Except for the Assumed Liabilities, neither the Buyer nor any of its Affiliates will assume any liability or obligation of the Sellers or their respective Affiliates (or any predecessor of any Seller or any prior owner of all or part of its businesses and assets) relating to or arising from the Business or the Purchased Property (including any liabilities or obligations of the Sellers), of whatever nature, whether direct or indirect, known or unknown, accrued, contingent, absolute, determined, determinable, presently in existence or arising hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers or their respective Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). For the avoidance of doubt and notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities shall include, but are not limited to:

(a) any liability or obligation for Taxes (i) of the Sellers, (ii) of any other Person for which any Seller is liable pursuant to any agreement or otherwise and (iii) relating to or arising from the Purchased Property or the Business with respect to any Pre-Closing Period;

(b) any liability or obligation of the Sellers or their respective Affiliates arising out of any action, suit, investigation or proceeding that relates to or arises out of the Business or the Purchased Property, in each case to the extent based on facts, events, conditions, situations or sets of circumstances existing or occurring on or prior to the Closing Date, by or before any Governmental Entity;

(c) any Termination Liability and any Employment-Related Obligations or Liabilities;

(d) any liability or obligation of the Sellers or their respective Affiliates relating to or arising from or under any third-party marketing or solicitation arrangement existing on or prior to the Closing Date;

(e) any liability or obligation of the Sellers or their respective Affiliates relating to or arising from or under an Excluded Asset or any other asset, property or business of the Sellers or their respective Affiliates that is not part of the Purchased Property;

(f) other than the liabilities described in clause (ii) of Section 2.3, any liability of the Sellers or their respective Affiliates arising out of any agreements, contracts or arrangements of the Sellers, including any Investment Contracts;

(g) all Excluded Clawback Obligations;

(h) any other liability or obligation of the Sellers or their respective Affiliates solely to the extent arising out of or resulting from the operation of the Purchased Property and the Business by the Sellers or their respective Affiliates or solely to the extent based on the Sellers’ or their Affiliates’ actions or omissions on or prior to the Closing or from events or circumstances arising on or prior to the Closing, whether such liability or obligation becomes known before, on, or after the Closing Date; and

(i) Pre-Closing Fund I Placement Fees;

provided, however, notwithstanding anything to the contrary contained herein, the Excluded Liabilities shall not include any liabilities or obligations of the GP Party pursuant to Applicable Law due to the GP Party’s status as a general partner of the Fund other than, for the avoidance of doubt, any such liabilities or obligations of the GP Party pursuant to Applicable Law due to the GP Party’s status as a general partner of the Fund solely to the extent arising as a result of any action or omission of the GP Party in violation of its duties or obligations to the Fund prior to the Closing.

2.5 Post-Closing Transfers. For the avoidance of doubt, the Buyer may transfer the Purchased Properties to any of its Affiliates post-Closing, provided that (i) such transfer does not negatively impact any rights of the Sellers under this Agreement, (ii) such transfers are in compliance with Applicable Laws and the Fund Agreements, and (iii) no such transfer will relieve Buyer of any of its obligations under this Agreement unless such obligations are transferred to the transferee and that such transferee is sufficiently creditworthy with sufficient assets to fulfill such obligations. In the event of such transfer, references to the “Buyer” throughout this Agreement (including, for the avoidance of doubt, Section 15.6) in respect of rights of the Sellers shall refer to the transferee if the context so requires.

2.6 Non-Assignable Contracts. Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, and any Assumed Contract with [***] is not assigned to the Buyer due to the inability to obtain the consent of any Person (other than the Sellers, the Buyer or any of their respective Affiliates), the Sellers shall not have any liability with respect to its inability to assign such Assumed Contract to the Buyer at the Closing. Nothing in this Section 2.6 shall modify, waive or otherwise imply the satisfaction of any condition to Closing set forth in Section 12 and Section 13 hereof.

SECTION 3. PURCHASE PRICE.

3.1 Purchase Price; Pre-Closing Advisory Fees.

(a) The purchase price for the sale, conveyance, transfer, assignment and delivery of the Purchased Property (the “Purchase Price”) shall be comprised of the Closing Payment, which shall be payable and deliverable in accordance with Section 3.1(a), and the Earn-Out Payment, which shall be payable and deliverable in accordance with Section 3.3.

(b) On the third (3rd) Business Day prior to the Closing Date, ACM shall deliver to the Buyer a certificate, signed by ACM, setting forth (i)(A) the aggregate amount of management fees payable by the Fund for investment management services (the “Management Fees”) for the quarter ended September 30, 2021 and, if the Closing has not occurred on or prior to September 30, 2021, for each subsequent calendar quarter through the calendar quarter in which the Closing occurs, (B) the amount of Management Fees (other than any Catch-Up Fees) attributable to the period beginning on August 1, 2021 (the “Economic Transfer Date”) and ending on the last day of the calendar quarter in which the Closing occurs (the “Advance Management Fees”), (C) the aggregate base salary paid or payable to all Business Employees from and after the Economic Transfer Date until the Closing Date, together with the employer portion of any withholding, payroll, employment or similar Taxes associated therewith (the “Employee Costs”), (D)(x) the aggregate amount of direct operating costs that are paid or payable to third parties, including vendors and the direct operating costs set forth on Schedule 3.1(b)(i)(D), in each case attributable to the period beginning on the Economic Transfer Date and ending on the Closing Date and (y) fifty percent (50%) of the aggregate amount of Organizational Expenses (as defined in the applicable Fund Agreements) in excess of the applicable limit set forth in the applicable Fund Agreements that are incurred during the period beginning on the Economic Transfer Date and ending on the Closing Date (collectively, clauses (x) and (y), the “Other Direct Costs”), which, for the avoidance of doubt, shall not include corporate-level employee benefits, other allocated corporate overhead or Pre-Closing Fund I Placement Fees, (E) all prepaid expenses set forth on Schedule 3.1(b)(i)(E), to the extent attributable to the period from and after the Economic Transfer Date, but in any case without duplication of any Other Direct Costs and excluding Pre-Closing Fund I Placement Fees (the “Prepaid Expenses”) and (F) the aggregate amount of Catch-Up Fees paid or payable as of the Closing, and (ii) the amount of any capital commitments that have been or will be funded by ASI or SLPI to the GP Party on or after the date hereof and prior to the Closing (the “Pre-Closing Funded GP Commitments”). The amounts of Employee Costs, Other Direct Costs and Prepaid Expenses included in the certificate to be delivered by ACM pursuant to the preceding sentence shall be calculated in accordance with the Sellers’ procedures, practices and methodology used in preparing the financial statements for the Business.

3.2 Closing Payment; Catch-Up Fees.

(a) On the Closing Date, the Buyer shall pay or cause to be paid to the Sellers, by wire transfer of immediately available funds to such account(s) as ACM shall designate in writing to the Buyer, an amount equal to (i) the Closing Payment, less (ii) the Advance Management Fees, plus (iii) the Employee Costs, plus (iv) the Other Direct Costs, plus (v) the Prepaid Expenses, plus (vi) the Pre-Closing Funded GP Commitments.

(b) In the event that, after the Closing, Buyer or one of its Affiliates receives any Catch-Up Fees (including, for the avoidance of doubt, with respect to capital commitments to the Fund entered into on or after the Closing), the Buyer shall, within five (5) Business Days after such receipt, pay such Catch-Up Fees to the Sellers by wire transfer of immediately available funds to such account(s) as ACM shall designate in writing to the Buyer.

(c) Within three (3) Business Days of the end of each month after the Closing, through the month in which the “Final Closing Date” (as such term is defined in the Fund Agreements) of Fund I occurs (including the month in which the Closing and such “Final Closing Date” occurs), the Buyer shall prepare and deliver to the Sellers a written statement prepared in good faith setting forth (i) the aggregate amount of capital commitments entered into with respect to the Fund for such month, (ii) the Catch-Up Fees payable with respect to such capital commitments and (iii) the Catch-Up Fees received by Buyer or any of its Affiliates during such month and the Catch-Up Fees paid to the Sellers pursuant to Section 3.2(b) during such month (each such report, a “Catch-Up Fee Report”). In connection with the Sellers’ review of any Catch-Up Fee Report, the Buyer shall give, and shall cause its Affiliates to give, the Sellers reasonable access to all relevant files, documents and personnel used in connection with its preparation of the applicable Catch-Up Fee Report, subject to any confidentiality obligations of the Buyer. In the event that the Sellers disagree with any amounts set forth in a Catch-Up Fee Report, the Sellers shall give written notice of such disagreement (a “Dispute Notice”) to Buyer in writing within fifteen (15) Business Days of receiving such report. In the event that the Sellers deliver a Dispute Notice, the Sellers and Buyer shall work in good faith for a period of thirty (30) days following the delivery of the Dispute Notice (the “Resolution Period”) to resolve the areas of disagreement set forth therein with respect to the applicable Catch-Up Fee Report. In the event that the parties resolve all matters set forth in the applicable Dispute Notice prior to the end of the Resolution Period, to the extent that such resolution resulted in a determination that the Buyer owes the Sellers any Catch-Up Fees that were not otherwise paid pursuant to the preceding Section 3.2(a), then, within five (5) Business Days following such determination, the Buyer shall pay such Catch-Up Fees to the Sellers by wire transfer of immediately available funds to such account(s) as ACM shall designate in writing to the Buyer. In the event that the parties are unable to resolve all matters set forth in the applicable Dispute Notice prior to the end of the Resolution Period, the Sellers may pursue any and all remedies available to them at law or in equity to recover any Catch-Up Fees (including, for the avoidance of doubt, any costs or expenses incurred by the Sellers in connection with any such recovery). For the avoidance of doubt, the Buyer shall have no obligations pursuant to this Section 3.2(c) in respect of any months after the month in which the “Final Closing Date” (as such term is defined in the Fund Agreements) of Fund I occurs.

3.3 Earn-Out.

(a) Upon an investor in an investment vehicle or a client entering into a capital commitment during the Earn-Out Period with respect to a Qualifying Earn-Out Product, the Buyer shall pay to the Sellers an amount equal to the product of (1) .02 and (2) the aggregate amount of such capital commitment (each, an “Earn-Out Payment”). The Buyer shall pay or cause to be paid to ACM, on behalf of the Sellers, by wire transfer of immediately available funds to such account(s) as ACM shall designate in writing to the Buyer, such Earn-Out Payment within 120 days following the date upon which the investor or client enters into the applicable commitment. In no event will the Buyer be obligated to pay more than the Maximum Earn-Out Amount in aggregate Earn-Out Payments.

(b) From and after the Closing and until the Maximum Earn-Out Amount in aggregate Earn-Out Payments have been paid in full pursuant to Section 3.3(a), within thirty (30) days following the end of each Reporting Period, the Buyer shall deliver or caused to be delivered to the Sellers a reasonably detailed statement prepared in good faith (an “Earn-Out Report”), which shall set forth, in each case along with the related calculations, but subject to any confidentiality obligations of the Buyer, (i) the Qualifying Earn-Out Product or its general partner, manager, or equivalent, the investors or client entering into capital commitments with respect to Qualifying Earn-Out Products (together with the amount of such capital commitments) during such Reporting Period, and the Earn-Out Payments attributable thereto and (ii) the cumulative amount of capital commitments with respect to Qualifying Earn-Out Products during period from and after the Closing Date and through the end of the applicable Reporting Period, together with the cumulative Earn-Out Payments attributable thereto. During the period beginning on delivery of an Earn-Out Report and ending thirty (30) days later (a “True-Up Period”), the Buyer shall make available to the Sellers and their Representatives, subject to any confidentiality obligations of the Buyer, the Qualifying Earn-Out Product or its general partner, manager, or equivalent, all relevant personnel, Representatives, books and records and other information reasonably requested by the Sellers in connection with the Sellers’ review of such Earn-Out Report, including the capital commitments entered into during such Reporting Period. Such Earn-Out Report received by ACM will be deemed to be accepted by the Sellers, and shall be final, conclusive and binding on the parties hereto only for purposes of such Earn-Out Report, except to the extent, if any, that ACM, on behalf of all of the Sellers, or Sellers’ accountant shall have delivered within thirty (30) days after the beginning of such True-Up Period a written notice to the Buyer stating the items to which the Sellers take exception in such Earn-Out Report, specifying in reasonable detail the nature and extent of any such exception (an “Earn-Out Dispute Notice”); provided, that neither the failure to deliver an Earn-Out Dispute Notice, nor any items disputed in any Earn-Out Dispute Notice or any calculation therein, with respect to any Earn-Out Report shall be binding with respect to any subsequent Earn-Out Report. For the avoidance of doubt, the parties hereto understand and agree that ACM may only deliver or cause to be delivered an Earn-Out Dispute Notice once and only after the commencement of a True-Up Period. If the Buyer disputes a change proposed by ACM in an Earn-Out Dispute Notice, then the Buyer and ACM, on behalf of all of the Sellers, shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which ACM delivers an Earn-Out Dispute Notice, any item noted therein still remains disputed, then the Buyer and ACM shall submit such dispute to the Independent Accounting Firm for resolution. The Independent Accounting Firm shall determine, based solely on presentations by the Buyer and ACM, and not by independent review, only those issues set forth in an Earn-Out Dispute Notice and not resolved with respect to the calculation of the amounts in such Earn-Out Report. The Buyer and the Sellers shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm. The Independent Accounting Firm shall be instructed to deliver to the Buyer and ACM a report setting forth the Independent Accounting Firm’s resolution of the disputed items and amounts and its calculations of the amounts as promptly as practicable but in no event later than thirty (30) days after the final presentation by the Buyer or ACM. The decision of the Independent Accounting Firm shall be final, conclusive and binding, absent manifest error, and shall be the exclusive remedy of the parties hereto with respect to any disputes arising with respect to the calculation of each of the amounts set forth in the Earn-Out Report. The fees and expenses of the Independent Accounting Firm shall be borne by the Buyer, on the one hand, and the Sellers, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by such party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items.

(c) Following the Closing, subject to the other provisions of this Section 3 and the provisions of the limited partnership agreement or other organizational document of any Fund or GP Party (as amended to reflect the Fund Amendments), the Business conducted by the Buyer and/or its Affiliates, the Funds and each of their Subsidiaries shall be managed in the sole and absolute discretion of the Buyer; provided that, during the Earn-Out Period, the Buyer shall not take or omit to take any action with the primary intent of eliminating the Earn-Out Payment to which the Seller is otherwise entitled; and provided further that, in no event shall the Buyer or any of its Affiliates take any action to modify or otherwise amend any of the Sellers’ rights or obligations in respect of the Fund I Carried Interest without SLPI’s prior written consent; provided further that, during the Earn-Out Period, the Buyer shall, and shall cause the P10 Entities, to not unreasonably delay accepting any capital commitments with respect to Qualifying Earn-Out Products. The Buyer shall not, and shall cause its Affiliates not to, effect any Business Sale after the first (1st) anniversary of the Closing Date and prior to the last day of the Earn-Out Period, unless (w) the purchaser in such Business Sale unconditionally agrees in writing to succeed to, assume and honor the obligations of the Buyer under this Agreement, including with respect to the Earn-Out Payments as set forth in this Section 3.3 and to extend the Earn-Out Period by one (1) year, (x) the succession to and assumption of the obligations of the Buyer by the purchaser in accordance with the foregoing clause (x) does not violate applicable law, (y) the Sellers determine, in their reasonable discretion, that the purchaser in such Business Sale is at least as creditworthy as the Buyer and (z) on or prior to the consummation of such Business Sale, the Buyer shall have paid in full all Earn-Out Payments that had previously become payable pursuant to this Section 3.3.

(d) Notwithstanding the foregoing, if (i) following the Closing and prior to the last day of the Earn-Out Period where an aggregate of the Maximum Earn-Out Amount in Earn-Out Payments has not yet become payable, a Qualifying Earn-Out Product’s investment period is permanently terminated due to the occurrence of a “Cessation Event” (as defined in the Fund Agreements) that is caused by the termination of one or more Key Employees by the Buyer without cause, such that the termination of a Key Employee by the Buyer without cause is the last event that triggers the Cessation Event (it being understood and agreed that, if, for example, a specific Cessation Event requires the departure of two Key Employees, this clause (i) would be satisfied if the first Key Employee departed for any reason and then the second Key Employee were to be terminated by the Buyer without cause), or (ii) the Buyer enters into an agreement with respect to a Business Sale at any time after the Closing and on or before the first (1st) anniversary of the Closing Date, then the maximum aggregate remaining Earn-Out Payment shall accelerate in full and become payable and the Buyer shall pay ACM on behalf of all of the Sellers (or to any other designee of the Sellers), the Maximum Earn-Out Amount in Earn-Out Payments less the amount of Earn-Out Payments previously paid, within ten (10) Business Days following (x) in the case of the foregoing clause (i), the occurrence of the event described therein and (y) in the case of the foregoing clause (ii), the consummation of such Business Sale, in each case in accordance with Section 3.3(a). If (i) the Buyer enters into an agreement with respect to a Business Sale after the first (1st) anniversary of the Closing Date but on or before the third (3rd) anniversary of the Closing Date (which Business Sale, for the avoidance of doubt, shall also be subject to the conditions set forth in the last sentence of the foregoing Section 3.3(c)), and (ii) at least fifty percent (50%) of the Maximum Earn-Out Amount in Earn-Out Payments (the “Years 2-3 Earn-Out Acceleration Amount”) shall not have been paid by the Buyer at such time, then (x) prior to or concurrently with the consummation of such Business Sale, the Buyer shall pay to the Sellers, by wire transfer of immediately available funds to such account(s) as designated in writing by ACM, an amount equal to the Years 2-3 Earn-Out Acceleration Amount, less any Earn-Out Payments previously paid and (y) the purchaser in such Business Sale shall further unconditionally agree in writing that such purchaser’s obligation to make Earn-Out Payments shall commence with the first dollar of any capital commitments with respect to a Qualifying Earn-Out Product after the consummation of such Business Sale.

3.4 Modified Transaction Election.

(a) In the event that all of the conditions to Closing set forth in Section 12 and Section 13 have been satisfied (excluding (x) the conditions set forth in Section 12.8 and Section 13.10 and (y) those conditions that are by their nature to be satisfied at the Closing, but only to the extent that it is reasonably expected that such conditions would actually be satisfied at the Closing), the Sellers shall have the right, on and after August 31, 2021 (exercisable in their sole discretion), to elect to modify the terms of this Agreement as set forth in Section 3.4(b) below (such election, the “Modified Transaction Election”) by delivering written notice of such election to Buyer.

(b) In the event that the Sellers make the Modified Transaction Election in accordance with the foregoing Section 3.4(a), then (i) the condition to Closing set forth in Section 13.10 shall be deemed to be irrevocably waived in full by the Buyer, (ii) the [***] shall be deemed to be removed from Schedule 2.1(d) and Schedule 3.1(b)(i)(D), (iii) the Sellers shall utilize a portion of the Closing Payment (as modified pursuant to clause (iv)) to pay the Bonaccord Business Change of Control Payment (as defined in the [***]) in accordance with Section 3.6(c) of the [***], such that no [***] or any of their respective Affiliates will hold any interest in the Business immediately after Closing, and (iv) the definitions of “Closing Payment”, “Excluded Carried Interest” and “Maximum Earn-Out Amount” as set forth in Section 1.1 of this Agreement shall be deemed to be amended and restated in their entirety for all purposes of this Agreement as follows:

(i) “Closing Payment” shall mean $43,530,000.00;

(ii) “Excluded Carried Interest” shall mean all rights to seven and six one-hundredths percent (7.06%) of the Carried Interest in the Fund, which rights are to be retained by SLPI; and

(iii) “Maximum Earn-Out Amount” shall mean $23,500,000.00.

SECTION 4. CLOSING.

The closing of the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange and release of signatures on the third Business Day after each of the conditions to the obligations of the parties hereunder set forth in Sections 12 and 13 hereof have been satisfied or waived (other than those conditions that are not capable of being satisfied until the Closing, but subject to the waiver in writing or satisfaction of such conditions) or such other date as the parties may agree in writing (the “Closing Date”).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

The Sellers hereby represent and warrant to the Buyer as follows:

5.1 Organization. Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or limited liability company power to own its properties and assets and to conduct its business as now conducted.

5.2 Qualification to Do Business. Each Seller is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.3 No Conflict or Violation.

(a) The execution, delivery and performance by the Sellers of this Agreement does not and will not violate or conflict with any provision of the certificate of incorporation, certificate of formation, by-laws or operating agreement (or equivalent documents) (including all amendments thereto as of the date hereof), as applicable, of any Seller.

(b) The execution, delivery and, assuming the receipt of the Required Fund Approvals and the Lender Consent, performance by the Sellers of this Agreement does not and will not violate in any material respect any provision of Applicable Law nor does it, nor will it, violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material contract to which any Seller is bound or to which any of the Purchased Property is subject, nor will it result in the creation or imposition of any Lien upon any of the Purchased Property.

(c) The execution, delivery and, assuming the receipt of the Required Fund Approvals and the Lender Consent, performance by the Sellers of this Agreement will not violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material contract or instrument to which the Fund is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Fund.

5.4 Consents and Approvals. Schedule 5.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity (each, a “Consent”), (i) that is required in connection with the execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their respective obligations hereunder and in connection with the transactions contemplated hereby in respect of the Fund, or (ii) the failure of which to obtain or make, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on, or impair the ability of the Buyer to operate, the Business or the Fund.

5.5 Authorization and Validity of Agreement. The Sellers have all requisite power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of the Sellers hereunder and in connection with the transactions contemplated hereby have been duly authorized by all necessary action by the Sellers and no other proceedings on the part of the Sellers are necessary to authorize such execution, delivery and performance (it being understood, for the avoidance of doubt, that the Required Fund Approval and Lender Consent] is necessary for purposes of consummating the transactions contemplated hereby). This Agreement has been duly executed by the Sellers and constitutes valid and binding obligations, enforceable against them in accordance with the terms hereof (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity).

5.6 Capitalization of the GP Party and the Funds.

(a) Schedule 5.6(a)(i) sets forth the name of the GP Party and Fund, the jurisdiction of organization of the GP Party and Fund and the general partner that controls the GP Party and Fund. Schedule 5.6(a)(ii) sets forth all of the authorized equity interests of the GP Party and the number of equity interests (by class or series, if applicable) of the GP Party that are issued and outstanding (the “GP Party Interests”), together with the record owners thereof. Schedule 5.6(a)(iii) sets forth all of the authorized equity interests of the Fund and the number of equity interests (by class or series, if applicable, together with the record owners thereof) as of the date hereof, including identification of each Benefit Plan Client. The Persons set forth on Schedule 5.6(a)(ii) are the sole record owners of all of the issued and outstanding equity interests of the GP Party and, as of the date hereof, the Persons set forth on Schedule 5.6(a)(iii) are the sole record owners of all of the issued and outstanding equity interests of the Fund. Neither the GP Party or Fund directly or indirectly owns, or holds any rights to acquire, any capital stock or any other securities, interests or investments in any Person (other than the Fund and, indirectly, the portfolio investments held by the Fund), except such securities, interests or investments held in the ordinary course of business. Except as set forth on Schedule 5.6(a)(iv), none of the Sellers, any Affiliates of the Sellers, or any ASI Entity is entitled to receive any management fees or Carried Interest in respect of the Fund or the Business or the Fund Business.

(b) All of the GP Party Interests (i) have been duly authorized and validly issued and are, as applicable, fully paid and nonassessable and (ii) were issued in compliance with all Applicable Laws, including applicable federal and state securities laws. Except as set forth above, in the organizational documents of the GP Party, or on Schedule 5.6(b), (x) there are no securities convertible into or exchangeable for partnership interests or any other equity or ownership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any partnership interests or any other equity or ownership interests, or any stock or securities convertible into or exchangeable for any partnership interests or any other equity or ownership interests of the GP Party, and (y) the GP Party is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any partnership interests or other equity or ownership interests of the GP Party and has not repurchased, acquired or retired any partnership interests or other equity or ownership interests of any of its Subsidiaries. The GP Party does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the members or other equityholders of the GP Party on any matter.

5.7 Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 5.7, since December 31, 2020, there has not been any Material Adverse Effect, and no factor or condition exists and no event has occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Except (x) as set forth in Schedule 5.7 or (y) in respect of any COVID-19 Reasonable Response, since December 31, 2020, the Sellers have operated the Business in the ordinary course consistent with past practice and, not in limitation of the generality of the foregoing, have not directly or indirectly:

(i) mortgaged, pledged or subjected to any Lien any of the Purchased Property, except for Permitted Liens;

(ii) disposed of any material Intellectual Property that would constitute Transferred IP;

(iii) entered into any transaction material to the Business, except in the ordinary course of business consistent with past practice (other than this Agreement and the other agreements and the transactions contemplated hereby);

(iv) increased the compensation, severance, bonus, or other benefits payable to any Key Employee, other than as required by Applicable Law;

(v) entered into any new employment, deferred compensation, or other similar agreement or arrangement with any Key Employee;

(vi) terminated (other than for “cause”), promoted, or changed the title of any Key Employee (retroactively or otherwise);

(vii) taken any action that suspend or terminate any management, investment advisory or similar agreement by and between any Seller, on one hand, and the Fund or GP Party on the other hand, constitute grounds for removal of the GP Party (or similar cessation of control) from such role under the governing documents of the Fund, constitute grounds for suspension or early termination of the Fund’s investment or commitment period or early termination or dissolution of the Fund or otherwise suspend, modify, reduce or waive the payment (whether direct or indirect) of management fees or similar remuneration otherwise payable to any Seller by the Fund or GP Party;

(viii) entered into any agreement or made any commitment to do any of the foregoing.

5.8 [Reserved].

5.9 Tax Matters.

(a) Except as disclosed in Schedule 5.9, (i) one or more of the Sellers or their respective Affiliates caused to have filed all material Tax Returns required by Applicable Law to be filed with respect to the Fund; (ii) the information contained in such Tax Returns is true, complete and accurate in all material respects; (iii) Taxes of the Fund for periods ending on or before the Closing Date (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for any such Taxes which are being contested in good faith in appropriate proceedings diligently conducted); (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against the Fund in respect of any material Tax or assessment, nor is there any claim pending against the Fund for any material additional Tax or assessment asserted by any Taxing Authority; (v) the Fund has not waived any statute of limitation in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (vi) the Fund has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, limited partner or other third party; (vii) there is no Lien, other than any Permitted Lien, affecting any of the Purchased Property that arose in connection with any failure or alleged failure to pay any Tax; and (viii) the Fund is classified as a partnership for United States federal income tax purposes and is not a “publicly traded partnership” as defined in Section 7704 of the Code.

(b) No Seller has received written notification from any Taxing Authority in any foreign, state or local taxing jurisdiction in which the Fund does not file Tax Returns that the Fund is required to file in such jurisdiction.

5.10 Absence of Undisclosed Liabilities. Except as set forth in Schedule 5.10 or as would not, individually or in the aggregate, have a Material Adverse Effect, no Seller (as related to the Business or the Purchased Property) has any material indebtedness or liability, absolute or contingent, known or unknown, required to be reflected or reserved against on, or disclosed in the notes to, a balance sheet prepared in accordance with GAAP, other than liabilities that have been incurred or accrued in the ordinary course of business.

5.11 Purchased Property. The Sellers have good and marketable title to, or a valid leasehold interest under enforceable leases in, all of the Purchased Property, in each case, free and clear of any Liens, other than Permitted Liens.

5.12 Intellectual Property.

(a) Schedule 5.12(a) sets forth a true, accurate and complete list of all (i) Registered Transferred IP, in each case listing, as applicable (A) the name of the current applicant or registrant; (B) the date of application or issuance; (C) the jurisdiction where the application or registration is located; and (D) the application or registration number, and (ii) all unregistered Trademarks included in the Transferred IP. A Seller owns all right, title and interest in and to the Transferred IP, free and clear of all Liens, other than Permitted Liens. All Transferred IP is subsisting and, to the Knowledge of the Sellers, all Registered Transferred IP is valid and enforceable.

(b) No present or former employee, officer, or director of any Seller or any of its Affiliates, or agent or outside contractor or consultant of any Seller or any of its Affiliates, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Transferred IP.

(c) To the Knowledge of the Sellers, in each instance, there are no infringements, misappropriations or other violations by any Person of any Transferred IP. To the Knowledge of the Seller, the conduct of the Business conducted by the Sellers and its Affiliates as of the Closing Date does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. There is no Action pending or, to the Knowledge of the Sellers, threatened against any Seller or any of its Affiliates relating to the Business: (i) alleging any infringement, misappropriation or other violation of any Person’s Intellectual Property; or (ii) challenging the ownership or use by Seller or any of its Affiliates, or the validity or enforceability, of any Transferred IP.

(d) The collection and dissemination of personal customer information by Seller and each of its Affiliates in connection with the Business has been conducted in all material respects in accordance with all Applicable Laws relating to privacy, data security and data protection, including, without limitation, the Gramm-Leach-Bliley Act, and all applicable privacy policies of the Sellers or such Affiliate. After the Closing Date, Buyer shall have the right under all applicable privacy policies of the Sellers and each of its Affiliates to continue to use all such personal customer information that is Purchased Property in the same manner as it was used by the Sellers or such Affiliates prior to the Closing.

5.13 Licenses and Permits. Schedule 5.13 sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted by any Governmental Entity to any Seller with respect to the Business, the Fund Business, the Fund or the GP Party (collectively, the “Licenses and Permits”), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Sellers, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted, and none of the operations of any Seller are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted.

5.14 Compliance with Law.

(a) None of the Sellers or any Affiliate of any of the Sellers is in violation of, or has violated, in any material respect nor, to the Knowledge of the Seller, is under investigation with respect to or has been threatened in writing or, to the Knowledge of the Seller, orally to be charged with or given notice of any material violation of, any Applicable Law relating to the Purchased Property or the conduct of the Business or the Fund Business, and no Seller is in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any court or other Governmental Entity applicable to any of its assets, properties or operations relating to the Business or the Fund Business or the transactions contemplated hereby or which would be reasonably likely to give rise to an affirmative answer to any of the questions in, or require disclosure under, Item 11, Part 1 or Item 9, Part 2A of the Form ADV of ACM.

(b) Except as disclosed on Schedule 5.14(b) with respect to the Business and the Fund Business, (i) none of the ASI Entities or the officers, directors, or employees of any ASI Entity who provides services to the Fund Business has been the subject of any investigation or disciplinary proceeding or order of any Governmental Entity arising under Applicable Securities Laws, including, without limitation, the rules and regulations of any SRO (together with Applicable Securities Laws, the “Investment Laws and Regulations”) which would be required to be disclosed on ACM’s Form ADV, and no such disciplinary proceeding or order is pending or, to the Knowledge of the Sellers, threatened, nor is any basis known to the Sellers for any such action by any Governmental Entity; (ii) none of the ASI Entities or the officers, directors, or employees of any ASI Entity who provides services to the Fund Business has been permanently enjoined by an order, judgment or decree of any court or other Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity; and (iii) none of the ASI Entities, or, to the Knowledge of the Sellers, the officers, directors, or employees of any ASI Entity who provides services to the Fund Business, is or has been determined by a Governmental Entity to be ineligible to serve as an investment adviser under the provisions of the Advisers Act.

(c) ACM has not been determined by a Governmental Entity to be ineligible pursuant to Section 203(e) of the Advisers Act to serve as a registered investment adviser and no “Associated Person” (as defined in the Advisers Act) of such entity or the GP Party has been determined by a Governmental Entity to be ineligible pursuant to Section 203(e) of the Advisers Act to serve as an Associated Person of a registered investment adviser. No “Covered Persons” (as defined in Rule 506(d) of the Securities Act) associated with the Fund Business are subject to any of the disqualifying events listed in Section 506. As it pertains to the Business or the Fund Business, none of the Sellers, any Affiliate thereof, or any “covered associate” thereof who provides services to the Fund Business has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 under the Advisers Act) that would disqualify or otherwise prevent ACM or any ASI Entity from providing investment advisory services for compensation to such government entity (pursuant to Rule 206(4)-5 under the Advisers Act).

(d) To the extent required by Applicable Law of any jurisdiction in which the Business or the Fund Business operates, the ASI Entities and the Fund have adopted, maintained and complied with adequate “know your customer” and anti-money laundering programs and reporting procedures, and procedures for detecting and identifying money laundering. Prior to the acceptance of any subscription agreement from any investor in the Fund, the Sellers, one of their respective Affiliates, or an ASI Entity has confirmed (either directly or indirectly through a third-party administrator) that such investor is not identified on the U.S. Department of Treasury Office of Foreign Control list of Specially Designated Nationals and Blocked Persons. None of the Sellers, their respective Affiliates, the ASI Entities or the Fund has been subject to any enforcement or supervisory action by any Governmental Entity because such procedures were considered to be inadequate by such regulator.

5.15 Litigation. Except as set forth in Schedule 5.15, there are no claims, actions, suits, proceedings, labor disputes or investigations (each, an “Action”) pending or, to the Knowledge of the Sellers, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Sellers or, to the Knowledge of the Sellers, any Seller’s officers, directors, employees, agents or Affiliates, in each case, involving or relating to the Business, the Purchased Property or the transactions contemplated by this Agreement. There is no Action pending or, to the Knowledge of the Sellers, threatened relating to the termination or limitation of any Seller’s rights under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various SROs, states or other jurisdictions or under any other Investment Laws and Regulations.

5.16 Contracts.

(a) Schedule 5.16 sets forth a complete and correct list as of the date hereof of all Contracts (as defined below).

(b) Each Contract is valid, binding and enforceable against a Seller and, to the Knowledge of the Sellers, the other parties thereto in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity), and is in full force and effect. Each Seller has performed all material obligations required to be performed by it to date under, and is not in material default under, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of the Sellers, no other party to any Contract is in material default in respect thereof. The Sellers have delivered to the Buyer or its Representatives true and complete originals or copies of all Contracts.

(c) A “Contract” shall mean any agreement, contract or commitment relating to the Business to which any Seller is a party or by which it or any of the Purchased Property is bound constituting:

(i) any Investment Contract;

(ii) any agreement or arrangement for the sale of any of the Purchased Property;

(iii) any non-competition, non-solicit or non-hire agreement or arrangement relating to the Purchased Property or the Business which would be binding on the Buyer or its Affiliates as a result of the consummation of the transactions contemplated by this Agreement;

(iv) any Contract that relates to Transferred IP;

(v) any Contract for employment, severance, retention, change in control, accelerated vesting, or other similar payments or benefits of any Key Employee on a full-time, part-time, consulting or other basis; or

(vi) any other agreement for material services in connection with the Fund Business.

5.17 Investment Adviser Activities. ACM is, and has been at all times required by Applicable Law, duly registered with the SEC as an investment adviser under the Advisers Act.

5.18 Fund Investment Contract.

(a) A true, correct and complete copy of the Investment Contract, as of the date hereof, (i) has been provided to the Buyer prior to the date hereof and (ii) is in full force and effect. The Investment Contract has at all times since its execution been (and currently is) duly authorized, executed and delivered by ACM and each other party thereto and at all such times has been a valid and binding agreement of ACM and each other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity). Since the effective date of the Investment Contract, ACM has been at all times (and currently is) in compliance with the material terms of the Investment Contract and no event has occurred or condition exists that constitutes or with notice or passage of time would constitute a material default by ACM or any other party thereunder.

(b) Except as set forth on Schedule 5.18, neither the Investment Contract, or any other arrangements or understandings relating to the rendering of Investment Management Services with respect to the Fund, including any side letter with any investor in the Fund, contains any undertaking by any Seller or any of its Affiliates to cap or waive fees or to reimburse any or all fees thereunder resulting in an effective fee rate lower than that stated in such Investment Contract (or other applicable arrangement).

(c) Schedule 5.18 lists (i) the Investment Contract with the Fund, (ii) the amount of revenues collected from the Fund during the years ended December 31, 2019 and December 31, 2020, (iii) the manner in which fees are charged to the Fund, the fee schedule applicable to the Fund and any material adjustments to such fee schedule since December 31, 2019 or presently proposed to be implemented, and (iv) the net asset value of the Fund as of December 31, 2020.

(d) Except as set forth on Schedule 5.18, no party to the Investment Contract that is currently in effect has given written notice to ACM of such party’s intention to terminate or materially reduce its investment relationship with ACM or to adjust the fee schedule with respect to the Investment Contract in a manner that would reduce the fee to ACM. ACM has not waived, nor agreed to waive, any of its material rights under the Investment Contract.

(e) Except as set forth on Schedule 5.18, the Investment Contract has been performed in accordance with the Advisers Act and all other Applicable Laws in all material respects by ACM.

(f) Any brokerage policies employed by ACM in the Business have at all times been in conformity with the description set forth in ACM’s Form ADV and the Offering Documents of the Fund, and the only products or services obtained by ACM with respect to the Business through the use of brokerage commissions have been “brokerage and research” services within the meaning of §28(e) of the Exchange Act and the SEC staff interpretations thereunder.

5.19 Code of Ethics; Compliance Procedures. As it pertains to the Business, ACM has adopted a written policy regarding insider trading and a code of ethics that complies with all applicable provisions of Section 204A of the Advisers Act and Rule 204A-1 thereunder, true and correct copies of which have been delivered to the Buyer prior to the date hereof. All applicable Business Employees of ACM have executed acknowledgments that they are bound by the provisions of such code of ethics, insider trading policy and personal trading policy. As it pertains to the Business, the policies of ACM with respect to avoiding conflicts of interest are as set forth in ACM’s most recent Form ADV or incorporated by reference therein. As of the date hereof, except as set forth on Schedule 5.19, there have been no material violations or allegations of material violations of such code of ethics, insider trading policy, conflicts policy or personal trading policy. As it pertains to the Business, ACM has adopted compliance policies and procedures and designated a chief compliance officer, each in accordance with Rule 206(4)-7 under the Advisers Act.

5.20 Form ADV. The current Form ADV of ACM, as it relates to the Business, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Except as set forth on Schedule 5.20, the Form ADV of ACM, as it relates to the Business, did not contain an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.21 Additional Representations and Warranties Regarding the Fund and the GP Party.

(a) The Sellers have provided to the Buyer prior to the date hereof true and complete copies of the audited financial statements, prepared in accordance with GAAP, of the Fund, for the fiscal year ending December 31, 2020 (each hereinafter referred to as a “Fund Financial Statement”). Each of the audited balance sheets of the Fund as of December 31, 2020 and December 31, 2019 and the related financial statements for the fiscal years ended December 31, 2020 and December 31, 2019, as reported by the Fund’s independent auditors, have been prepared in accordance with GAAP, which have been consistently applied, except as otherwise disclosed therein, is consistent with the books and records of the related Fund, and present fairly, in all material respects, the financial position and other financial results of the Fund at the dates and for the periods stated therein. The Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by the Fund during the periods covered by each Fund Financial Statement.

(b) The Fund has had (and now has) all material permits, licenses, certificates of authority, orders and approvals of Regulatory Agencies that are required (including by the rules of any SRO) in order to permit it to carry on its business as presently conducted, and such permits, licenses, certificates of authority, orders and approvals are in full force and effect.

(c) The Sellers have provided or made available to the Buyer all Offering Documents of the Fund prior to the date hereof.

(d) The Fund has been operated in compliance in all material respects with its respective objectives, policies and restrictions, as set forth in the Fund’s Offering Documents.

(e) Except as set forth on Schedule 5.21(e), the Fund has timely filed all federal, state, local and foreign income and other Tax Returns that the Fund is required to file.

(f) The Fund is not required to register as an investment company under the Investment Company Act (or similar registration or license under any other Applicable Law). The Fund is not advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role to the Fund, other than ACM.

(g) As to the Fund, there has been in full force and effect an Investment Contract at all times that ACM was performing investment management, advisory or sub-advisory services for the Fund. The Investment Contract pursuant to which ACM has received compensation in respect of its activities in connection with the Fund was duly approved and performed in accordance with the applicable organizational documents and Applicable Law, and there are no existing material violations of the organizational documents of the Fund. The Sellers have provided to the Buyer prior to the date hereof true and complete copies of each side letter with any investor in the Fund, and the applicable Seller, Affiliate of a Seller, ASI Entity or Fund has complied in all material respects with the terms of each side letter.

(h) The Fund and GP Party has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. The Fund and the GP Party are duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Fund or GP Party. All outstanding shares, units or interests of the Fund and GP Party (i) have been issued, offered and sold in compliance with Applicable Law in all material respects and (ii) have been duly authorized and validly issued.

(i) The Fund currently is, and has been, operated in compliance in all material respects with Applicable Law and the terms of the Investment Contract. The Fund is in material compliance with the terms of each of its underlying investments (including, without limitation, in respect of compliance with any applicable reporting and confidentiality provisions), and the Fund is not in default with respect to any obligations to contribute capital to such underlying investments.

(j) There are no consent judgments or judicial orders on or with regard to the Fund or the GP Party. All material notifications to and approvals from Governmental Entities required by the applicable organizational documents and Applicable Law have been made to permit such activities as are carried out by the Fund and the GP Party and all material authorizations, licenses, consents and approvals required by Applicable Law have been obtained in relation to the Fund and the GP Party.

(k) The Offering Documents and, to the Knowledge of the Sellers, the Track Record Documentation, of the Fund has not contained any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, as of the date thereof and, to the extent required by Applicable Law, the date of each use, and taken as a whole and in light of the circumstances under which they were made, not misleading.

(l) There are no Actions, other than Actions related to the Fund or GP Party making or not making loans, pending or, to the Knowledge of the Sellers, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Fund, the GP Party or, to the Knowledge of the Sellers, the Fund’s or GP Party’s officers, directors, employees, agents or Affiliates, in each case, involving or relating to the Fund Business or the transactions contemplated by this Agreement.

(m) Except as described in Schedule 5.21(m), the Fund has not at any time been terminated, or has had its investment operations (including the Fund’s ability to call or recycle capital for investment purposes) suspended or terminated, prior to the end of its stated term or had its management, investment management or investment advisory function transferred away from any Seller or ASI Entity.

(n) Other than pursuant to the Revolving Credit Agreement, as of the date hereof, the Fund does not have any material outstanding indebtedness for borrowed money. The Fund is in material compliance with the Revolving Credit Agreement and is not in material default thereunder.

(o) The GP Party is not in default or breach in any material respect under the Fund governing documents with respect to any obligations to contribute or return capital to the Fund, including with respect to any capital commitment, capital contribution, “giveback,” “clawback” or other funding/return obligation.

5.22 No Brokers. Except as set forth on Schedule 5.22, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any Seller, any ASI Entity, or the Fund in connection with this Agreement or the transactions contemplated hereby.

5.23 Regulatory Reports; Filings.

(a) The ASI Entities have and the Fund has filed all regulatory reports, schedules, forms, registrations and other documents relating to the Business and the Fund Business in each case that are material to the ASI Entities or the Fund, as applicable, together with any amendments required to be made with respect thereto, that they were required to file, at all times in which the Business was active, with (i) any applicable domestic or foreign industry SROs and (ii) all other applicable federal, state or foreign governmental or regulatory agency or authority (collectively with the SROs, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the ASI Entities and the Fund and as set forth on Schedule 5.23(a), at all times in which the Business was active, no Regulatory Agency has initiated or, to the Knowledge of the Sellers, threatened to initiate any proceeding or, to the Knowledge of the Sellers, investigation or inquiry into the business or operations of the Fund or the Business or the Fund Business. There is no unresolved violation, deficiency or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Fund or of any ASI Entity relating to the Business or the Fund Business, in each case that is material to the Fund, the Business, the Fund Business or the Purchased Property.

(b) Each of the officers and employees of ACM who provides services to the Fund Business and who is required to be registered as an investment adviser, a registered representative, a sales person or in any commodities-related capacity with the SEC, any state securities commission, the National Futures Association, FINRA or any SRO is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. There are no proceedings pending (or, to the Knowledge of the Sellers, threatened, nor, to the Knowledge of the Sellers, has any event occurred or does any condition exist that is reasonably likely to form a basis for any such proceeding) that are reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any permit, license, certificate of authority, order or approval referred to in the immediately preceding sentence. Except as set forth on Schedule 5.23(b), no Business Employee is (i) a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, insurance company, insurance agent, transfer agent, bank or real estate broker within the meaning of any Applicable Law; (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, introducing broker, investment adviser, bank, insurance company, insurance agent, transfer agent or real estate broker under any Applicable Law; or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified, if required by Applicable Law.

5.24 Information. The information relating to the Sellers and the Fund that is provided by the Sellers or their respective Representatives for inclusion in the notice or report to the Fund Investors regarding the Management Change, GP Change and the Fund Amendments will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.25 Transactions with Directors, Officers, Partners and Affiliates. Schedule 5.25 lists each Affiliate Contract. Except as set forth on Schedule 5.25, neither the Sellers nor, to the Knowledge of the Sellers, any Business Employee, (a) owns any direct or indirect interest in (other than through ownership of securities of the Sellers or their respective Affiliates (including the ASI Entities and the Fund)) (i) any asset or other property used in or held for use in the Business or the Fund Business or (ii) any consultant, service provider, supplier, customer, landlord, tenant, creditor or debtor of or to any ASI Entity or Fund or the Business or the Fund Business; (b) serves as a trustee, officer, director or employee of any investment in which the Fund has an interest (other than in the capacity as a member of the advisory board or similar committee); or (c) has any loan outstanding from, or is otherwise a debtor of, or has any loan outstanding to, or is otherwise a creditor of, any ASI Entity or Fund or the Business or the Fund Business or any investment in which the Fund has an interest. Ownership of less than 3% of a class of securities of a Person that is publicly traded shall not be deemed to be an interest for purpose of this Section 5.25.

5.26 Employee Benefits.

(a) Schedule 5.26(a) sets forth a complete and correct list of all Key Employee Plans. True and complete copies of each of the Key Employee Plans have been made available to the Buyer prior to the date hereof.

(b) With respect to each Key Employee Plan, (i) each Key Employee Plan has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of Applicable Law; (ii) each Key Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified.

(c) No Key Employee Plan is subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Key Employee Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

5.27 Labor Matters.

(a) With respect to the Key Employees, the Sellers and each of their respective Affiliates have complied in all material respects with all Applicable Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.

(b) With respect to the Key Employees, neither the Sellers nor any of their respective Affiliates is a party to or bound by any collective bargaining or similar agreement or union contract.

5.28 ERISA. To the extent that any ASI Entity or any Subsidiary of an ASI Entity is a fiduciary (within the meaning of ERISA or any similar state or local law relating to non-ERISA benefit plan assets or accounts (“Similar Law”)) with respect to the assets of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or Similar Law, (b) a plan or arrangement subject to Section 4975 of the Code or (c) any Person whose assets are deemed to be “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified for Section 3(42) of ERISA, or Similar Law (each, a “Benefit Plan Client”), (1) such ASI Entity or Subsidiary, as applicable, has acted in compliance in all material respects with ERISA, the Code and Similar Law, as applicable, with respect to such Benefit Plan Client, and (2) has not itself engaged in, or caused a Benefit Plan Client to engage in, any non-exempt prohibited transaction within the meaning of Title I of ERISA or Section 4975 of the Code.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Sellers as follows:

6.1 Corporate Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

6.2 Qualification to Do Business. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

6.3 Authorization and Validity of Agreement. The Buyer has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyer’s obligations hereunder have been duly authorized by all necessary action of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Buyer and constitutes its valid and binding obligation, enforceable against the Buyer in accordance with the terms hereof (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity).

6.4 No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement does not and will not violate or conflict with any provision of the certificate of incorporation or bylaws of the Buyer and does not and will not violate in any material respect any provision of Applicable Law, and will not result in a material breach of or constitute (with due notice or lapse of time or both) a default under any material contract to which the Buyer is a party, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to consummate the transactions contemplated hereby.

6.5 Consents and Approvals. The execution, delivery and performance of this Agreement on behalf of the Buyer does not require the consent or approval of, or filing with, any Governmental Entity or other entity or Person, except for such Consents, and filings of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

6.6 No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Buyer in connection with this Agreement or the transactions contemplated hereby, in each case, with respect to which the Sellers will incur any liability.

6.7 Availability of Funds. The Buyer will have available funds sufficient to enable the Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder. The Buyer’s obligations hereunder are not contingent upon procuring any financing.

6.8 Registration of the Buyer under the Advisers Act. On or prior to the Closing Date, the Buyer will be duly registered as a “relying adviser” of an appropriate P10 Entity under the Advisers Act, which P10 Entity is duly registered as an investment adviser under the Advisers Act.

6.9 Disqualification. Neither the Buyer nor any “associated person” (as defined in the Advisers Act) of the Buyer that is registered as an investment adviser is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment advisor or an associated person thereof.

6.10 Information. The information relating to the Buyer or any Affiliate of the Buyer that is provided by the Buyer or its Representatives for inclusion in the notice or report to the Fund Investors regarding the Management Change, GP Change and the Fund Amendments with respect to the Fund will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

6.11 Litigation. There are no Actions pending or, to the knowledge of the Buyer, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought by or against the Buyer or, to the knowledge of the Buyer, any of the Buyer’s officers, directors, employees, agents or Affiliates, in each case, involving or relating to the transactions contemplated by this Agreement.

SECTION 7. COVENANTS OF THE SELLERS.

7.1 Conduct of Business Before the Closing Date. Between the date hereof and the Closing Date, except (i) as otherwise expressly provided in this Agreement, (ii) in respect of any COVID-19 Reasonable Response (provided that, to the extent practicable, the Sellers reasonably consult with the Buyer and provide advance notice to the Buyer prior to any such COVID-19 Reasonable Response), (iii) to the extent compelled or required by Applicable Law, including in respect of COVID-19 Measures, (iv) as contented to in advance in writing by the Buyer or (v) as set forth on Schedule 7.1,

(a) the Sellers will use commercially reasonable efforts to conduct the Business and cause the Fund to conduct the Fund Business in the ordinary course of business consistent with past customs and practices and use commercially reasonable efforts to (i) keep the business organization and properties of the Business and the Fund Business intact in all material respects, (ii) keep available the services of its employees whose employment relates to the Business, including the Key Employees, (iii) maintain their respective relationships with clients of the Business and the Fund Business, as well as service partners and others having material business relationships with the Business or the Fund Business, (iv) continue to maintain, in all material respects, the Purchased Property in accordance with present practice, (v) keep their respective books of account, files and records relating to the Business and the Fund Business in the ordinary course of business and in accordance with present practice, (vi) use reasonable efforts to preserve the goodwill of the Business and the Fund Business and business relationship with the Fund, and (vii) file, or cause to be filed, when due or required, all Tax Returns relating to the Business and other reports required to be filed and pay when due all Taxes levied or assessed against the Business, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (1) as otherwise expressly provided in this Agreement, (2) in respect of any COVID-19 Reasonable Response (provided that the Sellers reasonably consults with the Buyer and provide advance notice to the Buyer prior to any such COVID-19 Reasonable Response), (3) to the extent compelled or required by Applicable Law, including in respect of COVID-19 Measures, (4) as contented to in advance in writing by the Buyer or (5) as set forth on Schedule 7.1, the Sellers shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Buyer:

(i) amend, modify or supplement in any material respect, or terminate, the Investment Contract;

(ii) other than in the ordinary course of business, effect any recapitalization, reclassification, distribution, equity split or like change in the capitalization of the Fund or declare, set aside or pay any extraordinary dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Fund;

(iii) sell, lease, license or otherwise dispose of any of the Purchased Property (excluding any Transferred IP, which is subject to subsection (x) below);

(iv) create or incur any Lien on any Purchased Property, other than Permitted Liens;

(v) other than pursuant to the Loan and Security Agreement or any intercompany indebtedness between ASI and Affiliates that is repaid prior to the Closing, incur any material indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, in each case solely to the extent encumbering the Purchased Property, except in the ordinary course of business consistent with past practices;

(vi) enter into any agreement or arrangement that would be reasonably likely to, after the Closing Date, limit or restrict in any material respect the Buyer or any of its Affiliates from engaging or competing in the Business or the Fund Business, in any location or with any Person;

(vii) commence, settle or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim against or otherwise involving the Business or the Fund Business;

(viii) make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Fund;

(ix) enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Fund;

(x) sell, assign, transfer, abandon, permit to lapse or license any Transferred IP, except non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xi) enter into any material Contract with any Related Party of any Seller in connection with or affecting the Business or the Purchased Property;

(xii) grant or announce any increase in the compensation, severance, bonus, or other benefit payable to any Key Employee, other than as required by Applicable Law, or increase or accelerate the vesting or payment of the compensation or benefits payable or available to any Key Employee, other than as required by Applicable Law;

(xiii) terminate the employment of any Key Employee, unless for “cause” or required by Applicable Law, or promote or change the title of any Key Employee;

(xiv) cancel, compromise, waive or release any material right or claim relating to the Business or the Purchased Property, other than in the ordinary course of business consistent with past practice;

(xv) permit the lapse of any material existing policy of insurance relating to the Business or the Purchased Property;

(xvi) enter into any agreement to waive or otherwise reduce any management fee or Carried Interest with respect to the Fund (or any investor in the Fund) or modify in a manner adverse to the Sellers or any Affiliate thereof any expense provisions of the Fund (including capping or otherwise limiting any expense reimbursement from the Fund);

(xvii) take any action that suspend or terminate any management, investment advisory or similar agreement by and between any Seller, on one hand, and the Fund or GP Party on the other hand, constitute grounds for removal of the GP Party (or similar cessation of control) from such role under the governing documents of the Fund, constitute grounds for suspension or early termination of the Fund’s investment or commitment period or early termination or dissolution of the Fund or otherwise suspend, modify, reduce or waive the payment (whether direct or indirect) of management fees or similar remuneration otherwise payable to any Seller by the Fund or GP Party; or

(xviii) agree or commit to do any of the foregoing;

(b) other than as provided in the proviso in Section 7.3 or to the extent that would cause a violation or waiver of the attorney-client privilege or Applicable Law and subject to the terms of the Letter Agreement, the Sellers will permit the Buyer and its Representatives to have reasonable access, upon reasonable notice and during normal business hours, to the books, records, invoices, contracts, leases, key personnel, independent accountants, legal counsel, equipment and other things reasonably related to the Business and the Fund Business; and

(c) the Sellers will promptly notify the Buyer in writing if any party to the Investment Contract has given written notice to the Sellers of such party’s intention to terminate or materially reduce its investment relationship with the Sellers or to adjust the fee schedule with respect to the Investment Contract.

7.2 Consents and Approvals. Each Seller shall use its reasonable best efforts to (a) obtain, if applicable, all necessary Consents required in connection with the execution, delivery and performance by any Seller of this Agreement, including but not limited to the Lender Consent and (b) assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entity in connection with the transactions contemplated by this Agreement and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Sellers that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval), except to the extent that providing such information would cause a violation of Applicable Law and subject to the terms of the Letter Agreement).

7.3 Required Fund Approval. The Sellers shall use their reasonable best efforts to obtain the Required Fund Approval and Buyer shall use its reasonable best efforts to assist and cooperate with the Sellers in obtaining the Required Fund Approval; provided, however, that (a) the manner in which the Required Fund Approval is solicited shall be reasonably acceptable to the Buyer and (b) prior to the Closing, the Buyer, its Affiliates and Representatives shall not, directly or indirectly, initiate or maintain contact with any Fund Investor or other client of any Seller or any of their respective Affiliates with respect to the Fund or the transactions contemplated hereby without the prior written consent of ACM; provided, further, that the Buyer shall not be required to incur any cost or expense in connection with obtaining the Required Fund Approval (other than legal fees incurred in connection with negotiating this Agreement and any such other agreements, certificates, instruments and other documents that are negotiated in connection with this Agreement and the transactions contemplated hereby (including documentation relating to the Required Fund Approval)). Any notice, solicitation or related materials distributed in connection with the Required Fund Approval, including the Consent set out on Exhibit B, shall be in form and substance reasonably acceptable to the Buyer, and the Buyer shall be provided a reasonable opportunity to review such materials prior to distribution and to have its reasonable comments reflected therein.

7.4 Efforts to Consummate. Upon the terms and subject to the conditions of this Agreement, the Sellers shall use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

7.5 Restrictive Covenants.

(a) Non-Solicitation by the Restricted Parties.

(i) From the date hereof through the earlier of the expiration of the Earn-Out Period or the payment of the Earn-Out Payment (the “Restricted Period”), without the prior written consent of the Buyer, each of the Restricted Parties and their respective controlled Affiliates shall not, directly or indirectly, in any individual, representative or other capacity, employ or engage, or solicit for employment or engagement, any Key Employee, or otherwise seek to influence or alter any such person’s relationship with the Buyer or any of its Affiliates, unless such employee (i) responds to a general solicitation of employment through an advertisement not targeted specifically at the Buyer or its Affiliates or employees or (ii) is referred to a Restricted Party or their respective controlled Affiliates by search firms, employment agencies, or other similar entities; provided that such entities have not been specifically instructed by any Restricted Party or their respective controlled Affiliates to solicit the employees of the Buyer or its Affiliates.

(ii) From the Closing Date until the second (2nd) anniversary of the Closing Date, the Restricted Parties shall not solicit, endeavor to entice away, offer to employ, employ, hire, enter into (or offer to enter into) any contract for services with any employee of any of the P10 Entities or any of their respective Affiliates with a title as set forth on Exhibit D hereto or any materially similar position, including any new title in respect of a materially similar position; provided, however, that the foregoing shall not prohibit the Restricted Parties from considering and accepting an application made by any Person in response to a recruitment advertisement published generally and not specifically directed at the employees or officers of the P10 Entities.

(b) Non-Disparagement of Buyer. From the Closing Date through the end of the Restricted Period, no Restricted Party shall, and each Restricted Party shall cause its controlled Affiliates not to, make any statement, written or oral, that is (i) reasonably likely to be harmful to, or otherwise be injurious to the goodwill, reputation or business standing of, the Buyer, the Fund or their respective Affiliates or their respective portfolio managers, officers, directors or employees, or (ii) disparaging or defamatory about the Buyer, the Fund or their respective Affiliates or their respective portfolio managers, officers, directors or employees or any service or product offered by any of the foregoing. Notwithstanding the foregoing, nothing contained in this Section 7.5(b) shall preclude any Person from (x) responding, in good faith, to any inquiries under oath or in response to an inquiry by a Governmental Entity or (y) any notification to a Governmental Entity reporting a violation of Applicable Law, if such notification is, upon written advice of counsel, required by such Person to be so made, and provided that such Person uses reasonable best efforts to keep such notification confidential.

(c) If any provision of any covenant contained in this Section 7.5 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the governing law of this Agreement and shall be binding and enforceable with respect to the Restricted Parties, and their respective controlled Affiliates (as the case may be), as so curtailed.

(d) Without intending to limit the remedies available to the Buyer and its Subsidiaries and Affiliates, the Restricted Parties each acknowledge that a breach of any of the covenants contained in this Section 7.5 may result in material irreparable injury to the Buyer or any of its Subsidiaries or Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Buyer or any of its Subsidiaries or Affiliates shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 7.5 and without the requirement to secure or post a bond in connection with such remedy, restraining the Restricted Parties or their Affiliates (as the case may be) from engaging in activities prohibited by this Section 7.5 or such other relief as may be required specifically to enforce any of the covenants set forth in this Section 7.5.

(e) For the avoidance of doubt, the Restricted Parties shall be severally liable hereunder, and not jointly and severally liable.

7.6 Registered Transferred IP and Trademarks.

(a) The Sellers shall prepare, execute and deliver to the Buyer at the Closing documents to permit the Buyer to record the assignment from the Sellers to the Buyer of any Registered Transferred IP and evidence the assignment of the unregistered Trademarks included in the Transferred IP. The Buyer shall be responsible for preparing and filing any additional documents required to effect or evidence the transfer of ownership of the Transferred IP effected by this Agreement, and paying applicable filing fees in connection therewith. The Sellers shall reasonably cooperate with the Buyer with respect to, and the Sellers will sign as reasonably requested by the Buyer, documents sufficient to record the assignment from the Sellers to the Buyer of any Registered Transferred IP that is registered in foreign jurisdictions, subject to the Buyer’s preparation and presentation thereof to the Sellers.

(b) Promptly following the Closing and in any event within ten (10) Business Days following the Closing, each Seller that uses any Trademark included in the Transferred IP in its corporate or business name shall change such name, including by making any necessary filings with any Governmental Entity, so that it no longer includes any such Trademark or any name confusingly similar thereto or derivative thereof and, after the Closing, each Seller shall cease using in their respective businesses any Trademark included in the Transferred IP, except as may be required or permitted by Applicable Law.

7.7 Post-Closing Services. Following Closing, for the period specified on Exhibit C with respect to a specific service, the Sellers shall provide (or cause to be provided) to Buyer and/or the Fund certain services on a transitional basis and in accordance with the terms and subject to the conditions set forth on Exhibit C.

7.8 Aberdeen RCAs. The Sellers shall, effective as of the Closing, waive those restrictions of the Business Employees set forth in the Aberdeen RCAs that are necessary for the Business Employees to engage in and pursue the Investment Strategy with respect to the Business after the Closing (including with respect to the solicitation of clients and prospective clients in connection with such engagement and pursuit). In no event shall (i) the foregoing require the Sellers to waive any (x) restrictions in the Aberdeen RCAs to the extent they relate to any business of the Sellers other than the Business, or any employees other than the Business Employees or (y) confidentiality provisions (other than to the extent related to the confidential information of the Business) or non-disparagement provisions or (ii) the Sellers bring any action or otherwise assert that the Business Employees have breached the Aberdeen RCAs with respect to the restrictions waived by the Sellers in accordance with the prior sentence as a result of any actions taken by such Business Employees on behalf of the Buyer, any GP Party or the Business (which, for the purposes of this Section 7.8, shall include any successor funds of the Funds) after the Closing.

SECTION 8. COVENANTS OF THE BUYER.

8.1 Actions Before the Closing Date. The Buyer shall not take any action which shall cause it to be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use its reasonable best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

8.2 Consents and Approvals. Upon the terms and subject to the conditions of this Agreement, the Buyer shall use its reasonable best efforts (which in no event shall require the Buyer or any of its Subsidiaries or Affiliates to divest, sell or hold separate any assets or otherwise restrict the business of the Buyer or any of its Subsidiaries or Affiliates) to obtain all consents and approvals of third parties required to be obtained by it to effect the transactions contemplated by this Agreement.

8.3 Efforts to Consummate; Relying Adviser.

(a) Upon the terms and subject to the conditions of this Agreement, the Buyer shall use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

(b) The Buyer shall take or cause to be taken all actions to register the Buyer as a “relying adviser” of an appropriate P10 Entity under the Advisers Act prior to the Closing.

8.4 Restrictive Covenants.

(a) Non-Disparagement. From the Closing Date through the end of the Restricted Period, the Buyer shall not, and shall cause its controlled Affiliates not to, make any statement, written or oral, that is (i) reasonably likely to be harmful to, or otherwise be injurious to the goodwill, reputation or business standing of, any Seller or their respective Affiliates or their respective portfolio managers, officers, directors or employees, or (ii) disparaging or defamatory about any Seller or their respective Affiliates or their respective portfolio managers, officers, directors or employees or any service or product offered by any of the foregoing. Notwithstanding the foregoing, nothing contained in this Section 8.4(a) shall preclude any Person from (x) responding, in good faith, to any inquiries under oath or in response to an inquiry by a Governmental Entity or (y) any notification to a Governmental Entity reporting a violation of Applicable Law, if such notification is, upon written advice of counsel, required by such Person to be so made, and provided that such Person uses reasonable best efforts to keep such notification confidential.

(b) Non-Solicitation. From the Closing Date until the second (2nd) anniversary of the Closing Date, the Buyer shall not, and shall cause the P10 Entities not to, solicit, endeavor to entice away, offer to employ, employ, hire, enter into (or offer to enter into) any contract for services with any employee of any of the Sellers or any of their respective Affiliates with a title as set forth on Exhibit D hereto, including any new title in respect of a materially similar position; provided, however, that the foregoing shall not prohibit Buyer or any P10 Entity from considering and accepting an application made by any Person in response to a recruitment advertisement published generally and not specifically directed at the employees or officers of the Sellers or any of their respective Affiliates. The parties acknowledge and agree that this Section 8.4(b) is intended to replace and supersede the provision set forth in Section 7.2.2 of the Letter Agreement and that, effective as of the Closing, the provision set forth in Section 7.2.2 of the Letter Agreement shall terminate and be of no further force or effect. Notwithstanding anything herein to the contrary, this Section 8.4(b) shall not apply to the employing, hiring, entering into (or offer to enter into) any contract for services with Arthur Man and Alex Blocker.

(c) If any provision of any covenant contained in Section 8.4 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the governing law of this Agreement and shall be binding and enforceable with respect to the Buyer and its controlled Affiliates (as the case may be), as so curtailed.

(d) Without intending to limit the remedies available to any Seller and their respective Subsidiaries and Affiliates, the Buyer acknowledges that a breach of any of the covenants contained in Section 8.4 result in material irreparable injury to the Sellers or any of their respective Subsidiaries or Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any Seller or any of its Subsidiaries or Affiliates shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8.4 and without the requirement to secure or post a bond in connection with such remedy, restraining the Buyer or its controlled Affiliates (as the case may be) from engaging in activities prohibited by Section 8.4 or such other relief as may be required specifically to enforce any of the covenants set forth in Section 8.4.

8.5 Track Record. The Buyer acknowledges and agrees that, following the Closing, the Sellers and their Affiliates will have the non-exclusive right to refer to the Track Record from inception of the Fund until immediately prior to Closing, solely (a) in response to a specific request from a potential client or investor or (b) as may be required by Applicable Law and SEC guidance in connection with presenting the applicable Seller’s or Affiliate’s performance track record for the period prior to Closing; provided, in each case, that any such reference to the Track Record does not specifically market or advertise the Track Record or otherwise violate Section 7.5(a) of this Agreement. In connection with the foregoing, effective as of the Closing and subject to the Sellers’ compliance with this Section 8.5, Buyer hereby grants to the Sellers and their respective Affiliates a non-exclusive, perpetual, irrevocable, worldwide, fully-paid, royalty-free, and non-transferable (except in connection with a permitted assignment under Section 15.1) license to the Track Record and the Track Record Documentation, in each case, from inception of the Fund until immediately prior to Closing.

8.6 Fund I Carried Interest. The Buyer acknowledges and agrees that, following the Closing, SLPI will retain all rights and interests in and to the Excluded Carried Interest on a fully vested and non-dilutable basis. In no event shall the Buyer or any of its Affiliates take any action to modify or otherwise amend any of the Sellers’ rights or obligations in respect of the Excluded Carried Interest without SLPI’s prior written consent.

8.7 Employee Matters. As soon as reasonably practicable following the date of this Agreement, and no later than ten (10) Business Days prior to the Closing Date, the Buyer shall offer employment, effective as of the Closing, to all Business Employees set forth on Schedule 8.7 who are employed by the Sellers or any of their respective Subsidiaries as of such offer date, which offers of employment shall advise each such Person of their job title, work schedule, and primary work location, as well as the compensation and benefit terms applicable to such Person, which shall, in each case, be substantially comparable to the terms that were applicable to such Person prior to the Closing. The Buyer shall provide the Sellers written confirmation that all such employment offers have been timely made.

8.8 Seller Trademarks. Promptly following the Closing and in any event within ten (10) days following the Closing, the P10 Entities, the GP Party and the Fund shall, other than as required by Applicable Law, cease all use of the Trademarks owned by Sellers or their Affiliates other than those listed on Schedule 1.1(b) (including, for the avoidance of doubt, “Standard Life Aberdeen”, “Standard Life”, “Aberdeen”, “Aberdeen Asset Management”, “Aberdeen Standard Investments”, “ASI”, “abrdn” or any abbreviation, contraction or simulation thereof), including by making any necessary filings with any Governmental Entity, so that the P10 Entities, the GP Party and the Fund no longer include any such Trademark or any name confusingly similar thereto or derivative thereof and, after the Closing, the P10 Entities, the GP Party and the Fund shall cease using in their respective businesses any Trademark included in the Transferred IP, except as may be required by Applicable Law. Without limiting the foregoing, for the avoidance of doubt, the Buyer shall not (and shall cause its Affiliates not to) take any action indicating that any relationship exists between any of the Sellers or any of their respective Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, including, subject to each Seller’s compliance with Section 7.6(b), by using any confusingly similar name to any Seller or any of their respective Affiliates without the prior written consent of ACM.

8.9 [***]. The Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to take any and all steps necessary, proper or advisable to satisfy the conditions to Closing set forth in Section 12.8 and Section 13.10 of this Agreement as promptly as practicable after the date hereof; provided, however, that if Buyer seeks to satisfy such conditions in part by entering into a [***] in lieu of an assignment and assumption of [***], then the terms of the [***] being sought by the Buyer shall be no less favorable to the [***] than those contained in the [***] (other than Section 3.6 thereof), and the [***] shall be deemed removed from Schedule 2.1(d) to the extent that the conditions contained in Section 12.8 and Section 13.10 are actually satisfied in accordance with the requirements set forth in clause (b) in each such condition. The Buyer shall keep the Sellers reasonably informed regarding the Buyer’s discussions and negotiations with the [***] in furtherance of the Buyer’s obligations hereunder, including with respect to the status of such discussions and negotiations, any material developments and such other information that the Sellers may reasonably request from time to time.

SECTION 9. TAXES.

9.1 Taxes Borne by the Sellers. All sales, transfer, use or other similar Taxes imposed as a result of the sale of the Business and the Purchased Property to the Buyer pursuant to this Agreement (which excludes, for the avoidance of doubt, any federal, state or local income Taxes) shall be borne fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by the Buyer, on the other hand. The Sellers and the Buyer shall prepare and file in a timely manner all Tax Returns with respect to any such sales, transfer, use or other similar Taxes.

9.2 Pro-Rated Taxes. Other than Taxes set forth in Section 9.1, items of Tax relating to real and personal property Taxes and assessments, and other non-income Taxes, relating to or arising from the Purchased Property or the Business shall be pro-rated between the Buyer, on the one hand, and the Sellers, on the other hand, as of the Closing Date. All such pro-rations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to the Sellers and items relating to time periods beginning after the Closing Date shall be allocated to the Buyer, and, to the extent items cannot be related to a specific date, such items shall be apportioned between the Sellers and the Buyer based on the number of days of the taxable period ending on and including the Closing Date and the number of days of the taxable period after the Closing Date. For the avoidance of doubt, the foregoing provisions in this Section 9.2 do not apply with respect to any Tax obligation of the Fund (including any such Taxes for which the GP Party is liable pursuant to Applicable Law due to the GP Party’s status as a general partner of the Fund, other than solely to the extent arising as a result of any action or omission of the GP Party in violation of its duties or obligations to the Fund prior to the Closing), it being understood that all such Taxes are and shall remain obligations of the Fund and shall not be subject to proration in accordance with this Section 9.2.

9.3 Tax Treatment Relating to Sale of Purchased Property.

(a) The Buyer and the Sellers agree to treat the entire amount of the aggregate consideration set forth in Section 3.1 hereof as consideration to the Sellers for the sale of the Purchased Property for all federal, state, local and foreign income Tax purposes. The Buyer and the Sellers further agree to take no position inconsistent with such treatment on any Tax Return. The Sellers shall promptly notify the Buyer of the commencement and progress of any audit, investigation or other proceeding by any Taxing Authority relating to the Purchased Property or the characterization of the consideration received by the Sellers in respect of such Purchased Property. The Buyer shall notify the Sellers of the commencement and progress of any audit investigation or proceeding by any Taxing Authority relating to the Purchased Property (provided such action could have an impact on the Sellers) or the characterization of the consideration paid by the Buyer in respect of such Purchased Property. Notwithstanding the first sentence of this Section 9.3(a), in the event of any such audit, investigation or other proceeding by an applicable Taxing Authority that results in a recharacterization of the consideration or reallocation of the Purchase Price, the Buyer and the Sellers shall be released from their obligation under the first sentence of this Section 9.3(a) and the Buyer and the Sellers shall have the right to take any action they consider appropriate including, without limitation, the filing of amended Tax Returns.

(b) As soon as practicable after the Closing, the Buyer shall deliver to ACM a statement (the “Allocation”) allocating the Purchase Price, together with the Assumed Liabilities and other applicable items, among the Purchased Property in accordance with Section 1060 of the Code. If, within 10 days after the delivery of the Allocation, ACM, acting on behalf of all of the Sellers, notifies the Buyer in writing that the Sellers object to the allocation set forth in the Allocation, the Buyer and ACM, acting on behalf of all of the Sellers, shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that the Buyer and ACM are unable to resolve such dispute within 20 days, the Buyer and ACM, acting on behalf of the Sellers, shall jointly retain the Independent Accounting Firm to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by the Buyer and the Sellers. The Buyer and the Sellers further agree to act in accordance with the Allocation in any Tax Returns or similar filings. The Sellers, and the Buyer, as may be the case, shall promptly notify the other party of the commencement and progress of any audit, investigation or other proceeding by any Taxing Authority relating to the Allocation. The Buyer and the Sellers further agree to report any subsequent adjustments to the Purchase Price in accordance with the methodology of this Section 9.3(b).

SECTION 10. INDEMNIFICATION.

10.1 Survival.

Each of the representations and warranties set forth in this Agreement shall survive the Closing for a period of fifteen (15) months following the Closing Date; provided, however, that (a) (i) the Sellers’ representations and warranties in Sections 5.1, 5.5 or 5.22 in any certificate delivered pursuant to this Agreement and related thereto, and (ii) the Buyer’s representations and warranties in Sections 6.1, 6.3 and 6.6 or in any certificate delivered pursuant to this Agreement and related thereto (each of (i) and (ii), the “Fundamental Representations”) shall survive the

Closing for a period of six (6) years following the Closing Date and (b) the Sellers’ representations and warranties in Section 5.9 or in any certificate delivered pursuant to this Agreement and related thereto shall survive the Closing until the end of the applicable statute of limitations. All covenants set forth in this Agreement required to be performed on or prior to the Closing shall survive the Closing for a period of fifteen (15) months following the Closing Date, unless they expire earlier in accordance with the express terms of this Agreement, and all other covenants shall survive the Closing in accordance with their respective terms. No claim, lawsuit or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Indemnitee (as defined below), unless notice of such claim, lawsuit or other proceeding is given to the Indemnitor (as defined below) in accordance with Section 10.4 prior to the end of the applicable survival period set forth in this Section 10.1.

10.2 Indemnification by the Sellers. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, ACM (the “Seller Indemnifying Party”) shall indemnify and fully defend, save and hold the Buyer, and its Subsidiaries, Affiliates, directors, officers, managers, agents and employees (collectively, the “Buyer Indemnitees”), harmless from any Losses arising out of or resulting from one or more of the following:

(a) any breach of any representation or warranty of any Seller contained in this Agreement or in any certificate delivered to the Buyer in connection herewith;

(b) any failure of any Seller to perform any covenant or agreement contained in this Agreement or any other agreement contemplated hereby on the part of such Seller to be performed;

(c) any Excluded Liability; or

(d) in the event that it is determined by a court of competent jurisdiction that a Buyer Indemnitee is entitled to indemnification for Losses pursuant to this Section 10.2, the enforcement by the Buyer Indemnitees of their indemnification rights under this Section 10;

provided, however, that (1) any individual indemnification claim (or, in the case of a series of related claims, such series of related claims) involving Losses of less than $50,000 shall not be entitled to indemnification under Section 10.2(a) hereof (other than with respect to Fundamental Representations) and, to the extent applicable, shall not be counted toward satisfaction of the Deductible, and (2) the Buyer Indemnitees shall not be entitled to indemnification for Losses pursuant to Section 10.2(a) hereof (other than with respect to Fundamental Representations), unless and until the aggregate amount of all Losses for which indemnification is sought by the Buyer Indemnitees pursuant to such paragraph exceeds $750,000 (the “Deductible”), in which case the Buyer Indemnitees shall be entitled to indemnification for the aggregate of all such Losses in excess of the Deductible; and provided, further, that the aggregate liability of the Seller Indemnifying Party under Section 10.2(a) hereof (other than with respect to Fundamental Representations) shall not exceed $4,000,000 (the “Cap”). In no event shall the Seller Indemnifying Party’s indemnity obligations pursuant to Section 10.2(a) in the event of breach of a Fundamental Representation, or Section 10.2(b), 10.2(c) or 10.2(d), be subject to any of the limitations set forth in the provisos of the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, in no event shall Seller Indemnifying Party’s aggregate liability with respect to indemnification obligations pursuant to Sections 10.2(a), 10.2(b), 10.2(c), and 10.2(d) exceed $40,000,000 plus any Earn-Out Payment, if any, in the aggregate.

10.3 Indemnification by the Buyer. Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of any Seller or of any knowledge or information that any Seller may have, the Buyer shall indemnify and fully defend, save and hold each Seller and its respective Subsidiaries, Affiliates, directors, officers, managers, agents and employees (collectively, the “Seller Indemnitees”) harmless from any Losses arising out of or resulting from one or more of the following:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement or in any certificate delivered to any Seller in connection herewith;

(b) any failure of the Buyer to perform any covenant or agreement contained in this Agreement on the part of the Buyer to be performed;

(c) the Assumed Liabilities; or

(d) in the event that it is determined by a court of competent jurisdiction that a Seller Indemnitee is entitled to indemnification for Losses pursuant to this Section 10.3, the enforcement by the Seller Indemnitees of their indemnification rights under this Section 10;

provided, however, that the Seller Indemnitees shall not be entitled to indemnification for Losses pursuant to Section 10.3(a) hereof (other than with respect to Fundamental Representations), unless and until the aggregate amount of all Losses for which indemnification is sought by the Seller Indemnitees pursuant to such paragraph exceeds $750,000, in which case the Seller Indemnitees shall be entitled to indemnification for the aggregate of all such Losses in excess of $750,000; and provided, further, that the aggregate liability of the Buyer under Section 10.3(a) hereof (other than with respect to Fundamental Representations) shall not exceed the Cap. In no event shall the Buyer’s indemnity obligations pursuant to Section 10.3(a) in the event of breach of a Fundamental Representation, Section 10.3(b) or (c) be subject to any of the limitations set forth in the provisos of the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, in no event shall Buyer’s aggregate liability with respect to indemnification obligations pursuant to Sections 10.3(a) and 10.3(b) exceed $40,000,000 plus any Earn-Out Payment, if any, in the aggregate; provided that, for the avoidance of doubt, the foregoing shall not limit Buyer’s obligations to make the Earn-Out Payment, to the extent such amount is payable on the terms subject to the conditions set forth in this Agreement.

10.4 Procedures for Indemnification.

(a) If a party entitled to indemnification under this Section 10 (an “Indemnitee”) asserts that a party obligated to indemnify it under this Section 10 (an “Indemnitor”) has become obligated to such Indemnitee pursuant to Section 10.2 or 10.3, as the case may be, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give prompt written notice thereof to the Indemnitor; provided, however, that no delay in delivering such written notice to the Indemnitor shall relieve the Indemnitor from any obligation hereunder, unless, and then solely to the extent that, the Indemnitor is actually prejudiced thereby.

(b) The Indemnitor shall have the right, at its sole cost and expense, to participate in, and, to the extent that it may wish, assume the defense of, any suit, action, investigation, claim or proceeding asserted by any third party against an Indemnitee that may result in the incurrence by such Indemnitee of Losses for which such Indemnitee would be entitled to indemnification pursuant to this Section 10; provided, however, that the Indemnitor shall not be entitled to assume the defense of any such suit, action, investigation, claim or proceeding, if (a) the Indemnitee reasonably determines that the amount of the Losses in respect of such suit, action, investigation, claim or proceeding, if successful, would be likely to exceed the Indemnitor’s liability under this Agreement or (b) such suit, action, investigation, claim or proceeding involves an allegation of the violation of Applicable Law (including fiduciary and regulatory requirements thereunder) or seeks any non-monetary remedy. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee’s choice (except that the Indemnitor shall be responsible for the fees and expenses of one separate co-counsel for all Indemnitees to the extent the Indemnitee is advised, in writing by its counsel, that either (i) the counsel the Indemnitor has selected has a conflict of interest or (ii) there are legal defenses available to the Indemnitee that may be materially different from or additional to those available to the Indemnitor) and the Indemnitee shall in any event cooperate with and assist the Indemnitor to the extent reasonably possible. If the Indemnitor does not timely assume the defense of, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding, in each case subject to the limitations set forth herein; provided that the Indemnitee shall not settle any such suit, action, investigation, claim or proceeding without the consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed) and shall keep the Indemnitor reasonably apprised of the status of the applicable suit, action, investigation, claim or proceeding and any efforts to settle the same upon request of the Indemnitor.

(c) With respect to any suit, action, investigation, claim or proceeding that the Indemnitor assumes the defense of in accordance with Section 10.4(b), the Indemnitor shall not consent to the entry of a judgment or enter into any settlement with respect thereto, unless (i) the judgment or settlement provides solely for the payment of monetary damages and does not impose injunctive or other equitable relief against the Indemnitee and (ii) the plaintiff or claimant in the matter releases the Indemnitee from all liability or wrongdoing with respect thereto, in each case of clauses (i) and (ii) above, without the written consent of the Indemnitee (not to be unreasonably withheld or delayed). For the avoidance of doubt, the Indemnitor shall not consent to the entry of a judgment or enter into any settlement with respect to any suit, action, investigation, claim or proceeding for which the Indemnitor does not assume the defense in accordance with Section 10.4(b).

(d) In all cases in determining whether there has been a breach of a representation or warranty by the Buyer or any Seller for purposes of Section 10, or in determining the amount of any Losses with respect to a breach of a representation or warranty by the Buyer or any Seller for purposes of Section 10, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Material Adverse Effect or material adverse effect) contained therein; provided, however, that this Section 10.4(d) shall not apply to the representations or warranties contained in Section 5.7(a), Section 5.20, Section 5.21(a), Section 5.21(k), Section 5.24, Section 6.10 or Section 6.11.

(e) The indemnification provided for in Section 10 shall survive any investigation at any time made by or on behalf of the Indemnitee or any knowledge or information that the Indemnitee may have.

(f) All Losses recoverable by an Indemnitee shall be net of (i) insurance proceeds received by such Indemnitee or its Affiliates and (ii) any other amounts recovered and received by an Indemnitee or its Affiliates from a third party or the Fund, whether by way of payment, discount, credit, off-set, counterclaim, indemnification (including, without limitation, indemnification by the Fund), contribution or otherwise, net of any costs incurred to pursue such recovery; provided, however, that an Indemnitee shall have no obligation to seek recovery from insurance or any other indemnification, contribution or other payment. If any such insurance proceeds and/or other amounts are received by an Indemnitee or its Affiliates after the Indemnitor pays any amount pursuant to this Section 10, the Indemnitee shall promptly repay to the Indemnitor the amount such Indemnitor would not have had to pay pursuant to this Section 10 had such proceeds and/or other amounts been received by the Indemnitee or its Affiliates prior to such Indemnitor’s payment under this Section 10 to the Indemnitee.

(g) Each party acknowledges and agrees that, except as provided in Section 7.5(d), Section 8.4(c) and Section 15.10 or in the case of fraud with scienter, its sole and exclusive remedy following the Closing with respect to any and all claims under or relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10.

(h) No Indemnitee shall be entitled to double recovery for any indemnifiable Loss by reason of the state of facts giving rise to such Loss, even though such Loss may have resulted from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in this Agreement.

10.5 Purchase Price Adjustment. Notwithstanding anything to the contrary in this Agreement, any payments pursuant to this Section 10 shall be treated as an adjustment to the Purchase Price.

10.6 Fund Liabilities. For the avoidance of doubt, neither the Seller Indemnifying Party nor any other Seller shall be obligated under this Section 10 to indemnify the Fund for any liabilities or obligations of the Fund, it being understood and agreed that the Fund shall not be considered Buyer Indemnitees for such purpose.

SECTION 11. EMPLOYEES.

11.1 Defined Contribution Plan. As of the Closing Date, the Key Employees who have an account balance in any defined contribution plan (the “Defined Contribution Plan”) maintained by a Seller or any of its Affiliates shall be deemed fully vested in, and entitled to receive a distribution of, their entire account balances in accordance with the terms of the Defined Contribution Plan (and the Sellers shall take all appropriate actions to cause the foregoing). The Sellers shall make, as soon as administratively feasible following the Closing Date, any employer matching contributions on behalf of the Key Employees participating in such Defined Contribution Plan on or immediately prior to the Closing Date (without regard to any year end employment, hours or service or similar conditions thereunder).

SECTION 12. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

12.1 Representations and Warranties of the Buyer.

(a) All representations and warranties made by the Buyer in Sections 6.1 and 6.3 of this Agreement shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made by the Buyer on and as of the Closing Date; provided that the failure of any such representation or warranty to be so true and correct as of the date hereof shall not, by itself, constitute a failure of the condition in this Section 12.1(a) to be satisfied, if the Buyer has cured the matter underlying such failure prior to the Closing Date;

(b) All representations and warranties made by the Buyer in this Agreement (other than in Sections 6.1 and 6.3 hereof) shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as if made by the Buyer on and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to materially and adversely affect the ability of the Buyer to consummate the transactions contemplated hereby and to perform its obligations hereunder.

12.2 Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

12.3 Closing Certificate. The Sellers shall have received a certificate, dated the Closing Date, signed by an executive officer of the Buyer, certifying on behalf of the Buyer that the conditions specified in the foregoing Sections 12.1 and 12.2 have been satisfied.

12.4 Consents and Approvals. All Consents of any Governmental Entity and of any other Person (including the Required Fund Approval and Lender Consent) set forth on Schedule 12.4 shall have been duly obtained and shall be in full force and effect on the Closing Date.

12.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted by any Governmental Entity or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to the Sellers.

12.6 Occurrence of Management Change and Fund Amendments. The Management Change, and the Fund Amendments, together with all related acts necessary to consummate the same, shall have occurred contemporaneously with the Closing and the consummation of the transactions contemplated by this Agreement.

12.7 [***]. Either (i) the time period for the [***] to deliver an Election Notice (as defined in the [***]) as set forth in the second sentence of Section 3.6(a) of the [***] with respect to the transactions contemplated by this Agreement (as the same time period may have been extended or otherwise amended from time to time by the Sellers) shall have expired in accordance with the terms set forth therein, and during such time period, the [***] shall not have delivered an Election Notice (as defined in the [***]) or (ii) the [***] shall have waived their rights under Section 3.6 of the [***] with respect to the Change of Control Notice (as defined in the [***]) delivered by the Sellers to the [***] on July 9, 2021 with respect to the transactions contemplated by this Agreement

12.8 Other [***]. Either (a)(i) the Buyer or one of its Affiliates and the [***] shall have entered into a definitive agreement providing for the assignment and assumption by the Buyer or one of its Affiliates of the [***] (other than with respect to the provisions set forth in Section 3.6 thereof) effective as of the Closing and (ii) the [***] shall have fully and unconditionally released the Sellers of all of their obligations under the [***], including the obligation to pay the Bonaccord Business Change of Control Payment (as defined in the [***]) or (b)(i) the Buyer or one of its Affiliates and the [***] shall have entered into a definitive agreement to replace the [***] (the “[***]”), (ii) the [***] shall have been terminated in its entirety, (iii) the [***] shall have fully and unconditionally released the Sellers of all of their obligations under the [***], including the obligation to pay the Bonaccord Business Change of Control Payment and (iv) the [***] shall have been removed from Schedule 2.1(d).

SECTION 13. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion (or, in the case of the condition set forth in Section 13.10, be deemed waived by the Buyer in accordance with Section 3.4(b) of this Agreement):

13.1 Representations and Warranties of the Sellers.

(a) All representations and warranties made by the Sellers in Sections 5.1, and 5.5 of this Agreement shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made by the Sellers on and as of the Closing Date; provided that the failure of any such representation or warranty to be so true and correct as of the date hereof shall not, by itself, constitute a failure of the condition in this Section 13.1(a) to be satisfied, if the Sellers have cured the matter underlying such failure prior to the Closing Date;

(b) All representations and warranties made by any Seller in this Agreement that are not otherwise addressed in clause (a) above (made as if none of such representations and warranties contained any qualifications as to “materiality” or Material Adverse Effect) shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as if made by such Seller on and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

13.2 Performance of the Obligations of the Sellers. The Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date.

13.3 Closing Certificate. The Buyer shall have received a certificate, dated the Closing Date, signed by an executive officer, manager or managing member of each Seller, certifying on behalf of such Seller that the conditions specified in the foregoing Sections 13.1 and 13.2 have been satisfied.

13.4 Consents and Approvals. All Consents of any Governmental Entity and of any other Person (including the Required Fund Approval and Lender Consent) set forth on Schedule 13.4 shall have been duly obtained and shall be in full force and effect on the Closing Date.

13.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted by any Governmental Entity or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to the Buyer.

13.6 Occurrence of Management Change, GP Change, Fund Amendments and Aberdeen RCA Waiver. The Management Change, GP Change, the Fund Amendments and the waiver of certain restrictions contained in the Aberdeen RCAs in accordance with Section 7.8, together with all related acts necessary to consummate the same, shall have occurred contemporaneously with the Closing and the consummation of the transactions contemplated by this Agreement.

13.7 No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect.

13.8 Transferred IP. The Sellers shall have delivered to the Buyer at the Closing documents to permit the Buyer to record the assignment from the Sellers to the Buyer of any Registered Transferred IP and evidence the assignment of the unregistered Trademarks included in the Transferred IP, duly executed by the applicable Seller.

13.9 [***]. Either (i) the time period for the [***] to deliver an Election Notice (as defined in the [***]) as set forth in the second sentence of Section 3.6(a) of the [***] with respect to the transactions contemplated by this Agreement (as the same time period may have been extended or otherwise amended from time to time by the Sellers) shall have expired in accordance with the terms set forth therein, and during such time period, the [***] shall not have delivered an Election Notice (as defined in the [***]) or (ii) the [***] shall have waived their rights under Section 3.6 of the [***] with respect to the Change of Control Notice (as defined in the [***]) delivered by the Sellers to the [***] on July 9, 2021 with respect to the transactions contemplated by this Agreement.

13.10 [***]. Either (a)(i) the Buyer or one of its Affiliates and the [***] shall have entered into a definitive agreement providing for the assignment and assumption by the Buyer or one of its Affiliates of the [***] (other than with respect to the provisions set forth in Section 3.6 thereof) effective as of the Closing and (ii) the [***] shall have fully and unconditionally released the Sellers of all of their obligations under the [***], including the obligation to pay the Bonaccord Business Change of Control Payment (as defined in the [***]) or (b)(i) the Buyer or one of its Affiliates and the [***] shall have entered into the [***], (ii) the [***] shall have been terminated in its entirety, (iii) the [***] shall have fully and unconditionally released the Sellers of all of their obligations under the [***], including the obligation to pay the Bonaccord Business Change of Control Payment and (iv) the [***] shall have been removed from Schedule 2.1(d).

13.11 No Key Person Event. Each of (a) [***] and (b) at least one (1) out of the three (3) of [***] shall become employees of the Buyer or one of its Affiliates effective as of the Closing, unless the failure of any such individual to become an employee of Buyer or one of its Affiliates effective as of the Closing is the result of (x) the Buyer’s material breach of such individual’s Key Employee Agreement or (y) the termination by Buyer of such individual or such individual’s Key Employee Agreement without cause.

SECTION 14. TERMINATION.

14.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) By mutual consent of the Buyer and ASI;

(b) By the Buyer, if any Seller has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 13.1 or 13.2 would not be satisfied and has not cured such breach within twenty (20) days after written notice to the Sellers (provided that the Buyer is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) that the conditions set forth in Section 13.1 or 13.2 hereof, as the case may be, will not be satisfied;

(c) By ASI, if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 12.1 or 12.2 would not be satisfied and has not cured such breach within twenty (20) days after written notice to the Buyer (provided that the Sellers are not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured) that the conditions set forth in Section 12.1 or 12.2 hereof, as the case may be, will not be satisfied;

(d) By ASI or the Buyer, if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal;

(e) By ASI or the Buyer if the Closing shall not have been consummated by February 17, 2022; provided, that the right to terminate this Agreement under this Section 14.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(f) By ASI or the Buyer, if (i) the [***] validly deliver an Election Notice (as defined in the [***]) with respect to the transactions contemplated by this Agreement within the time period specified in the second sentence of Section 3.6(a) of the [***] (as the same time period may have been extended or otherwise amended from time to time) and (ii) at least thirty (30) days have passed since such Election Notice was delivered, and such Election Notice has not been validly withdrawn or revoked.

14.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 14.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Sellers or the Buyer, or their respective officers, directors, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach (i.e., knowing that the applicable action or failure to act constituted a breach of this Agreement) by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 14 and 15 hereof shall remain in full force and effect and survive any termination of this Agreement.

SECTION 15. MISCELLANEOUS.

15.1 Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that (i) the Buyer may assign its rights hereunder to an Affiliate of the Buyer or any subsequent purchaser of the Business and the Fund Business or all or substantially all of the Purchased Property (subject in all cases to the provisions set forth in Section 3.3(c) and Section 3.3(d)), and (ii) any Seller may assign its rights hereunder to an Affiliate of such Seller or any purchaser of all or substantially all of the assets of such Seller; provided, further, that, in each case of clauses (i) and (ii) above, no such assignment shall reduce or otherwise vitiate any of the obligations of the assigning party. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

15.2 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably select as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.3 Expenses. All fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

15.4 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

15.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given; (b) on the day of transmission, if sent via electronic transmission to the address given below, and confirmation of receipt is obtained promptly after completion of transmission; (c) on the second day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to any Seller, to:

c/o Aberdeen Standard Investments Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

Attn: Legal Department

General Counsel’s Office Company Secretary

Email: legal.us@abrdn.com

gco@abrdn.com

with a copy to (which shall not constitute notice hereunder):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: David K. Boston

Email: dboston@willkie.com

If to the Buyer:

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Attn: C. Clark Webb and William F. Souder, Jr.

Email: ccw@p10alts.com and fsouder@P10alts.com

with a copy to (which shall not constitute notice hereunder):

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Dallas, Texas 75201

Attn: David L. Sinak and Doug Rayburn

Email: dsinak@gibsondunn.com and drayburn@gibsondunn.com

and

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Attn: Joseph M. Mannon

Email: jmannon@vedderprice.com

Any party may change its address for the purpose of this Section 15.5 by giving the other party written notice of its new address in the manner set forth above.

15.6 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and each of the Sellers, or in the case of a waiver, by the Buyer and each of the Sellers, as applicable, waiving compliance. Any waiver of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

15.7 Public Announcements and Confidentiality.

(a) The Buyer and the Sellers shall not (and shall ensure that their Affiliates, directors, officers, employees, agents and other Representatives do not) issue a press release or any other public written statement or disseminate any public communication through any form of media (including radio, television or electronic media) about this Agreement or the transactions contemplated hereby, except, in the case of the Buyer, with SLPI’s consent or, in the case of the Sellers, with the Buyer’s consent (except in each case as required by Applicable Law, which, for purposes of this Section 15.7(a), shall include the rules and regulations of any exchange on which the Buyer’s or any Seller’s or their respective Affiliate’s securities are traded or listed).

(b) Except (x) as permitted under Section 15.7(a) or (y) in the case of the Sellers, in connection with the Sellers seeking the consents and approvals contemplated by Section 13.4, each party will (and will cause its Affiliates, directors, officers, employees, agents and other Representatives to) keep confidential non-public information about the terms and conditions of this Agreement and the transactions contemplated hereby (unless it is required to disclose such information by Applicable Law, which, for purposes of this Section 15.7(b), shall include the rules and regulations of any exchange on which the Buyer’s or any Seller’s or their respective Affiliate’s securities are traded or listed). If a party is required to disclose the information by Applicable Law (other than disclosures permitted under Section 15.7(a)), to the extent reasonably practicable and permissible under the Applicable Law or listing requirements of a securities exchange:

(i) it will give the other party prompt written notice of this proposed disclosure so that any such other party can seek a protective order; and

(ii) if there is no such protective order, the disclosing party may disclose the information that, in its counsel’s opinion, it is required to disclose, after giving the other party written notice specifying this information as far in advance of disclosure as is reasonably practicable and permissible under the Applicable Law and using commercially reasonable efforts to obtain assurances that the information disclosed will be treated confidentially.

(c) If this Agreement terminates, each party will (and will cause its Affiliates, directors, officers, employees, agents and other Representatives to) promptly return to the other party or destroy such other party’s written proprietary information supplied in connection with this Agreement upon the written request of such other party. Notwithstanding the foregoing, (i) each party and its Representatives shall not be required to destroy any such information contained in an archived computer backup system stored as a result of automated back-up procedures and (ii) each party and its Representatives may retain one copy of such information to the extent and for so long as such retention is, upon advice of legal counsel, required by law or regulations.

(d) Effective upon, and only upon, the Closing, each Seller shall, and shall cause its controlled Affiliates to maintain the confidentiality of the non-public information included in the Purchased Property that relates solely to the Fund, or the Business or the Fund Business, including the performance record of the Fund. The foregoing does not restrict the right of any Person to disclose such information (i) to its respective directors, managers, trustees, officers, stockholders and employees or its legal or financial advisors, in each case on a need to know basis, (ii) in statements reasonably believed to be truthful made to any Governmental Entity or arbitrator or in documents produced or testimony given in connection with legal process in connection with any Action relating to the enforcement of this Agreement, (iii) as required under Applicable Law, or (iv) to the extent permitted under Section 8.5. Notwithstanding the foregoing, if, on the advice of its legal counsel, any Seller, or controlled Affiliate of a Seller, or its or its controlled Affiliates’ respective directors, managers, trustees, officers, stockholders and employees or its or its controlled Affiliates’ legal or financial advisors becomes obliged to disclose information pursuant to Applicable Law, such Person shall inform the Buyer promptly and in any event prior to such disclosure (unless such notification would be unlawful) and, if lawful and reasonably practicable, make all reasonable efforts to assist and co-operate with the Buyer in seeking a protective order or taking other appropriate action to limit or prevent such disclosure. If, despite such action, such party is obliged to make a disclosure, it shall only do so to the extent to which it is advised by its legal counsel that it is obliged to do so pursuant to Applicable Law, but not further or otherwise.

15.8 Entire Agreement. This Agreement and the Letter Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

15.9 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. No provision of this Agreement shall give any third parties any right of subrogation or action over or against any Seller or the Buyer. Notwithstanding anything to the contrary contained in this Section 15.9, (i) the Buyer Indemnitees (other than the Buyer, which is already a party to this Agreement) and the Seller Indemnitees (other than the Sellers, which are already parties to this Agreement) shall be third party intended beneficiaries of Section 10 with the power to enforce the provisions thereof, and (ii) the Nonparty Affiliates shall be third party intended beneficiaries of Section 15.15 with the power to enforce the provisions thereof.

15.10 Equitable Remedies. The parties agree that money damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them, including, specifically, any breach of the Buyer’s obligations to consummate the transactions contemplated hereby if the conditions set forth in Section 13 are satisfied or any breach of any Seller’s obligation to consummate the transactions contemplated hereby if the conditions set forth in Section 12 are satisfied, and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation or default and to any other equitable relief, including specific performance, without the requirement to secure or post a bond in connection with such remedies.

15.11 Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule hereto provided such disclosure for such other Schedule is reasonably apparent on its face.

15.12 Section and Paragraph Headings. The Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.13 Counterparts. This Agreement may be executed in counterparts, and delivered by facsimile or other form of electronic transmission, each of which shall be deemed an original, but all of which shall constitute the same instrument.

15.14 Disclaimer of Other Representations and Warranties.

(a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN SECTION 5 OR ANY CERTIFICATE DELIVERED BY THE SELLERS AT THE CLOSING, (I) NONE OF THE SELLERS, ANY AFFILIATE OF THE SELLERS, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER, ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT; (II) THE SELLERS, THE AFFILIATES OF THE SELLERS AND THEIR RESPECTIVE REPRESENTATIVES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES, AND (III) BUYER HAS NOT RELIED ON ANY OTHER REPRESENTATION OR WARRANTY IN CONNECTION WITH ENTERING INTO THIS AGREEMENT AND CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) SELLERS ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE BUYER SET FORTH IN SECTION 6 OR ANY CERTIFICATE DELIVERED BY THE BUYER AT THE CLOSING, (I) NONE OF THE BUYER, ANY AFFILIATE OF THE BUYER, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE SELLERS, ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT; (II) THE BUYER, THE AFFILIATES OF THE BUYER AND THEIR RESPECTIVE REPRESENTATIVES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE SELLERS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLERS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, AND (III) NO SELLER HAS RELIED ON ANY OTHER REPRESENTATION OR WARRANTY IN CONNECTION WITH ENTERING INTO THIS AGREEMENT AND CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY.

15.15 Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, other representative or assignee of, and any advisor (including any financial advisor) or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, other representative or assignee of, and any advisor (including any financial advisor) or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

15.16 Buyer Parent Matters.

(a) Buyer Parent Guarantee. Buyer Parent hereby absolutely, irrevocably and unconditionally guarantees to the Sellers, on the terms and conditions set forth in this Section 15.16(a), the full and punctual payment and performance by Buyer when due of any and all obligations of Buyer under this Agreement, including Buyer’s obligation to pay any amount or amounts due to (1) the Sellers pursuant to Section 3.2 and Section 3.3 or (2) the Seller Indemnitees pursuant to Section 10, in each case, to the extent the same is required to be paid by Buyer pursuant to the terms and subject to the conditions and limitations thereof.

(b) Buyer Parent Representations and Warranties.

(i) Buyer Parent hereby represents and warrants that: (A) Buyer Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware, and Buyer Parent has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets; (B) Buyer Parent has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any ancillary agreement to which it is, or will be, a party; (C) the execution, delivery and performance by Buyer Parent of this Agreement and any ancillary agreement to which it is, or will be, a party, have been duly and validly authorized by all necessary action, and do not contravene any provision of the organizational documents of Buyer Parent or any Applicable Law, order, judgment or material Contract binding on Buyer Parent or its material assets and no other proceedings after the date hereof on the part of Buyer Parent are necessary to authorize the execution, delivery and performance by Buyer Parent of this Agreement and any ancillary agreement to which it is, or will be, a party, and would not result in the creation or imposition of any Lien on any asset of Buyer Parent (other than Permitted Liens); (D) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement and any ancillary agreement to which Buyer Parent is, or will be, a party, by Buyer Parent have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance by Buyer Parent of this Agreement or any such ancillary agreement; and (E) each of this Agreement and any ancillary agreement to which Buyer Parent is, or will be, a party, has been duly executed and delivered by Buyer Parent and constitutes a legal, valid and binding obligation of Buyer Parent enforceable against Buyer Parent in accordance with its terms, except (1) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (2) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ABERDEEN STANDARD INVESTMENTS INC.

By:
Name:
Title:

STANDARD LIFE PORTFOLIO INVESTMENTS US INC.

By:
Name:
Title: Director

ABERDEEN CAPITAL MANAGEMENT LLC

By Aberdeen Standard Investments Inc.

By:
Name:
Title: Director

[Signature Page to Asset Purchase Agreement]

BONACCORD CAPITAL ADVISORS LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Solely for the purpose of Section 15.16:

P10 HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Exhibit A

Fund Amendments

EXHIBIT A

AMENDMENT NO. 7 TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF BONACCORD CAPITAL PARTNERS I, L.P.

AMENDMENT NO. 7 TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF BONACCORD CAPITAL PARTNERS I, L.P. dated as of this [    ] day of [            ] 2021, by and between Bonaccord Capital Company, L.P. (the “General Partner”), as the general partner of Bonaccord Capital Partners I, L.P. (the “Partnership”), and Limited Partners representing a majority of the Commitments held by such Persons (the “Consenting Investors”) as determined pursuant to the applicable provisions of the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of February 15, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Partnership Agreement”). Capitalized terms used, but not defined, herein shall have the same meanings ascribed to them in the Partnership Agreement.

WHEREAS, certain affiliates of the General Partner have entered into an agreement to sell the Bonaccord business to a third party, Bonaccord Capital Advisors LLC (the “Substitute Management Company”), in a transaction whereby the Substitute Management Company will acquire certain assets with respect to the Partnership (the “Transaction”);

WHEREAS, as a result of the Transaction, the General Partner, the Ultimate General Partner and the Management Company will no longer be affiliates of Aberdeen Asset Management Inc.;

WHEREAS, in connection with the foregoing, concurrently with the consummation of the Transaction, the Management Services Agreement will be amended to reflect the assignment of all of the Management Company’s rights and obligations under the Management Services Agreement entered into by and between the Partnership, Bonaccord Capital Company, L.P., as general partner of the Partnership, and Aberdeen Capital Management LLC, as Management Company of the Partnership, dated as of February 15, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Management Services Agreement”). to the Substitute Management Company;

WHEREAS, the matters contemplated in the foregoing will constitute an “assignment” with respect to the General Partner and the Management Company within the meaning of the Investment Advisers Act;

WHEREAS, Section 9.1(d) of the Partnership Agreement provides that any approval with respect to an “assignment” within the meaning of the Investment Advisers Act with respect to the General Partner and the Management Company may be granted by the Limited Partners and Parallel Fund Limited Partners holding a majority of the Aggregate Commitments held by such Persons; and

WHEREAS, Section 14.1 of the Partnership Agreement provides that, subject to certain exceptions thereto, the Partnership Agreement may be amended with the consent of (i) Limited Partners representing a majority of the Commitments held by such Persons or (ii) Limited Partners and Parallel Fund Limited Partners, voting as a single group, representing a majority of the Aggregate Commitments held by such Persons.

NOW, THEREFORE, the parties hereto, in consideration of the premises and the agreements herein contained and intending to be legally bound hereby, agree as follows:

A.    Section 2.1 of the Partnership Agreement with respect to the definition of “Confidential Information” is hereby amended by adding the underlined text and deleting the stricken text, so that such provision, as amended, reads as follows:

“Confidential Information” means (i) all information, materials and data relating to any Partnership Entity or any Partner that are not generally known to or available for use by the public (including this Agreement, the Parallel Fund Agreement, any Feeder Vehicle Agreement, information, materials and data relating to products or services, pricing structures (including historical or projected pricing, cost, sales and profitability of each product or service offered), accounting and business methods, financial data (including historical performance data, investment returns, valuations, financial statements or other information concerning historical or projected financial condition, results of operations or cash flows), inventions, devices, new developments, methods and processes, prospective investments, customers, clients and investors, customer, client and investor lists, copyrightable works and all technology, trade secrets and other proprietary information and information, materials and data provided in connection with any opportunity to co-invest alongside the Partnership), (ii) all information, materials and data the disclosure of which the General Partner in good faith believes is not in the best interests of any Partnership Entity, any Partner or any actual or prospective Portfolio Entity and (iii) all other information, materials and data, if any, that any Partnership Entity or any Partner is required by applicable law or agreement to keep confidential. For purposes of this definition, all references to Partnership Entities shall include each vehicle controlled or sponsored by a Bonaccord Person ~~Aberdeen Asset Management Inc.~~ or any of their respective affiliates.

“Management Company” means ~~Aberdeen Capital Management LLC, a Delaware limited liability company~~ Bonaccord Capital Advisors LLC. a Delaware limited liability company, or any other Person designated from time to time by the General Partner with such Person’s consent as a management company, in its capacity as a management company with respect to the Partnership, and its successors or assigns.

“Ultimate General Partner” means ~~Aberdeen Asset Management Inc., a Delaware corporation~~ Bonaccord Capital Advisors LLC. a Delaware limited liability company, in its capacity as the general partner of the General Partner, and any successor general partner of the General Partner.

B.    The Consenting Investors hereby consent to, and have consented to prior to the execution hereof, (i) the change of ownership and control of the General Partner in connection with the Transaction, (ii) the substitution of Aberdeen Capital Management LLC as the Management Company of the Partnership by the Substitute Management Company under the Management Services Agreement, and (iii) the “assignment” with respect to the General Partner and the Management Company within the meaning of the Investment Advisers Act in connection with the foregoing pursuant to the Partnership Agreement. The Consenting Investors acknowledge, and have acknowledged, that pursuant to Section 2.2(d) of the Partnership Agreement, any failure by a Consenting Investor to respond within 45 days following the receipt of this Amendment by such Consenting Investor shall be deemed to constitute such Consenting Investor’s approval or consent; provided that the Transaction described above is not ultimately consummated, there will be no “assignment” under the Investment Advisers Act and, as such, the Consent shall be null and void.

C.    The Partnership Agreement and this Amendment shall be read together and shall have the same effect as if the provisions of the Partnership Agreement and this Amendment were contained in one agreement. In the event of any inconsistency between the terms of this Amendment and the terms of the Partnership Agreement, the terms of this Amendment shall control.

D.    This Amendment may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Notwithstanding the place where this Amendment may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws of the State of Delaware, without regard to conflict of laws principles, and, without limitation thereof, that the Delaware Revised Uniform Limited Partnership Act, as amended, shall govern the partnership aspects of this Amendment. This Amendment shall take effect upon its execution by the General Partner and the requisite Consenting Investors.

E.    Except as set forth herein, the Partnership Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 7 to the Amended and Restated Limited Partnership Agreement of Bonaccord Capital Partners I, L.P. as of the day and year first above written.

BONACCORD CAPITAL COMPANY, L.P.

By:	Aberdeen Standard Investments Inc., its general partner

By:
Name: [ ]
Title: [ ]

Exhibit B

Fund Consents

EXHIBIT B

ABERDEEN STANDARD INVESTMENTS

1900 Market Street, 2nd Floor

Philadelphia, PA 19103

[August     , 2021]

Re:	Bonaccord Capital Partners I, L.P. and Bonaccord Capital Partners I-A, L.P. (collectively, the “Fund”)

Dear Investor:

Aberdeen Standard Investments Inc. (“Aberdeen”) and P10 Holdings, Inc. (“P10”) have entered into an agreement pursuant to which P10 will effectively acquire the Bonaccord team and the Fund from Aberdeen (the “Transaction”). The closing of the Transaction may be completed as early as [August 31], 2021, upon the fulfillment of certain conditions to closing including certain investor and regulatory consents.

Under recent changes in senior management at Aberdeen (new CEO and new Global Head of Private Markets), Aberdeen determined that Bonaccord was “non-core” and restructured the private markets business. Aberdeen explored several options regarding Bonaccord and decided to accept an offer to buy the Bonaccord franchise from P10 Holdings. P10 is a leading, specialized multi-asset class private markets solutions provider, offering a comprehensive suite of niche-oriented private equity, venture capital, private credit and impact investing strategies. We believe P10 will be a better fit for the Bonaccord limited partners both structurally and culturally and are seeking limited partner consent to effect the transaction.

We believe that P10’s acquisition of Bonaccord will enable the Fund to benefit from meaningful growth opportunities as part of P10’s platform. P10’s sole focus is on private markets, with a particular emphasis on middle markets sponsors via their largest business, RCP Advisors. P10’s focused ecosystem will provide meaningfully better deal sourcing opportunities than our current platform as well as broader diligence insights. Culturally, P10 is smaller and more entrepreneurial, providing Bonaccord with broader autonomy to manage our business more efficiently and effectively for our limited partners.

It is important to note that the entire Bonaccord investment team currently managing the Fund will remain in place following the completion of the Transaction. In addition, the Fund’s key internal operations individual will be moving to P10 as well, ensuring operational consistency. Furthermore, we believe the Transaction will provide the team with enhanced deal origination resources, positioning Bonaccord to continue to generate the targeted investment results that you have come to expect from Bonaccord. The Transaction will have no impact on your advisory fees.

While Bonaccord and it members will continue to provide services to the Fund following the closing of the Transaction, the Transaction will result in a change in control, directly or indirectly, the Fund’s general partner. Accordingly, the Transaction may be deemed to result in an “assignment” of the investment advisory relationship between Aberdeen and the Fund under the U.S. Investment Advisers Act of 1940, as amended. Therefore, we are requesting your consent to this change in Bonaccord’s ownership and the “assignment” of the investment advisory relationship, including your consent to the continuation of the Fund’s investment advisory agreement on the same terms as currently in effect and the Fund’s waiver of its right to terminate the advisory relationship solely in connection with the Transaction, along with a waiver of the restrictions in Section 6.8 of the Amended and Restated Limited Partnership Agreement of the Fund, which generally prohibits transfers of the General Partner’s interest, and consent to certain amendments to the Fund’s governing documents to reflect the foregoing in the form provided herewith.

To indicate your consent to the matters described above, please complete and sign the enclosed form of consent and return it to us by email to [***] at your earliest convenience.

We greatly appreciate your continued support and look forward to serving you with our new business partner, P10. Should you have any questions, please contact [***] at [***].

Very truly yours,

The Bonaccord Team
For itself and on behalf of the Fund

By:

Enclosure

2

Bonaccord Capital Partners I, L.P. and Bonaccord Capital Partners I-A, L.P. (collectively, the “Fund”)

Consent Form for Investors

I am an investor in the Fund. I have read the foregoing letter and hereby respond to the request for consent as follows:

                 (initial here to CONSENT) YES, I CONSENT to the change in control of the Bonaccord Team and the Fund’s general partner, to the “assignment” of the investment advisory relationship to P10 (directly or indirectly via P10’s acquisition of Bonaccord), and to the continuation of the Fund’s investment advisory agreement on the same terms as currently in effect and the Fund’s waiver of its right to terminate the advisory relationship solely in connection with the Transaction. I also waive the restrictions set forth in Section 6.8 of the Amended and Restated Limited Partnership Agreement of the Fund and consent to the amendment of the Amended and Restated Limited Partnership Agreement of the Fund to reflect the foregoing.

                 (initial here to WITHHOLD CONSENT) NO, I DO NOT CONSENT to the aforementioned matters.

Name of lnvestor

By:

Name:

Title:

Date:

3

Exhibit C

Post-Closing Services

Sellers shall provide (or cause to be provided) to the Buyer, the Funds and the GP Parties, through the date that is six (6) months from the Closing Date the following services (the “Transition Services”):

•	Reasonable assistance in calculation of Q2 2021 NAV;

•	To the extent that Buyer so requests, Sellers will provide reasonable support in connection with Buyer’s calculation of Q3 2021 NAV;

•

To the extent that [***] or the Buyer does not have the information necessary to complete the 2021 tax returns or the 2021 financial statement audit or any post-Closing NAV calculation or other reporting obligations, the Buyer may request that Sellers make reasonable efforts to find the necessary information in their books and records, subject to any applicable confidentiality obligations and notwithstanding whether such request is made after the date that is six (6) months from the Closing Date (provided, that in no event shall the Sellers be required to provide any such assistance after the date that is twelve (12) months after the Closing Date);

•	Reasonable assistance in connection with the 2020 tax year K-1 preparation;

•

To the extent that the Buyer has not obtained a license for the Buyer to use [***] with respect to the Funds and the GP Parties from and after the Closing (and the Buyer will work diligently to obtain such license promptly following the date hereof), the Sellers will use commercially reasonable efforts to expand their license for [***] as is necessary to allow the Buyer, the Funds and/or the GP Parties to use Sellers’ instance of [***]; and

•	Reasonable assistance in connection with completion of tax returns of all GP Parties for 2020.

The Buyer shall be responsible for (i) charges at reasonable market rates for the Transition Services provided by Sellers’ employees or contractors and all reasonable out-of-pocket costs and expenses incurred by the Sellers or their Affiliates, in each case, in connection with providing the Transition Services and (ii) making all filings and paying all related costs and expenses.

Sellers shall provide (or cause to be provided) the Transition Services in good faith and in a manner generally consistent with the historical provision of such services and with the same standard of care as historically provided prior to the Closing Date.

Sellers agree to respond in good faith to any reasonable request by the Buyer, the Funds or the GP Parties, or their auditor, and to provide reasonable access to relevant records, materials and resources relevant to the Transition Services, provided that the foregoing shall not require Sellers to provide any information which would cause a violation or waiver of the attorney client privilege or would be in violation of Applicable Law or any contractual obligation of confidentiality to which any Seller is subject.

The parties acknowledge the transitional nature of the Transition Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to make a transition of each Transition Service to its own internal organization or to obtain alternate third-party sources to provide the Transition Services. In furtherance of the foregoing, the Buyer shall use its reasonable best efforts to enter into an agreement with [***] as soon as reasonably practicable for [***] to provide directly to the Buyer and the Fund(s) all of the current services currently provided by [***] to the Sellers and the Fund(s).

Notwithstanding anything to the contrary herein, in no event will the Sellers have any liability to the Buyer in connection with Sellers’ performance of Transition Services to the extent the Sellers performed such Transition Services in good faith.

Exhibit D

Restricted Titles

For purposes of Section 7.5(a)(ii):

1.	Principal

2.	Partner

3.	Managing Partner

4.	Officer (including, for the avoidance of doubt, Chief Executive Officer)

For purposes of Section 8.4(b):

1.	Chairman – Americas

2.	CEO – Americas

3.	CFO – Americas

4.	Head of Finance – Americas

5.	Senior Accounting Manager, Finance – US

6.	Tax Senior Manager, Finance – US

7.	Chief Operating Officer, Americas

8.	Head of Private Market Operations

9.	Head of Performance Analytics, Americas

10.	Head of Distribution, North America

11.	Head of US Institutional, Americas

12.	Senior Director, Private Markets Business Development

13.	Head of Human Resources, Americas

14.	HR Business Partner, Americas

15.	Head of Legal, Americas

16.	Managing US Counsel

17.	US Counsel

18.	Senior Paralegal

19.	Head of Product and Client Services, Americas

20.	Head of Product Development, Americas

21.	Chief Risk Officer, Americas

22.	Deputy CRO, Americas

23.	Senior Risk Advisory Specialist, Alternatives

24.	Co-Head of Private Equity USA

25.	Co-Head of Global Venture Capital

26.	Managing Director – Global Venture Capital

27.	Senior Investment Director, Private Equity

28.	Senior Analyst – Responsible Investing